UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Rice Energy Inc.

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NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

To Be Held On May 31, 2017

RICE ENERGY INC.

2200 Rice Drive

Canonsburg, PA 15317

(724) 271-7200

To the Stockholders of Rice Energy Inc.:

NOTICE IS HEREBY GIVEN that Rice Energy Inc.’s 2017 annual meeting of stockholders will be held at 10:00 a.m. local time on Wednesday, May 31, 2017, at the Hilton Garden Inn, 1000 Corporate Drive, Canonsburg, PA 15317 (the “Annual Meeting”). The terms “Rice Energy,” “the Company,” “we,” “our,” “us,” and similar terms refer to Rice Energy Inc. and its subsidiaries.

At the meeting, we will ask the holders of shares of Rice Energy Common Stock, $0.01 par value, and shares of Rice Energy Series A Preferred Stock, $0.01 par value, voting together as one class, to consider and act upon the following matters:

1.	The election of two (2) Class III directors nominated by our board of directors to serve until the Company’s 2020 annual meeting of stockholders;

2.	Advisory approval of the Company’s executive compensation; and

3.	Ratification of Ernst & Young LLP as Rice Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

We plan to hold a brief business meeting focused on these items, at which time we will address any other proper business that may arise.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSALS 1, 2 AND 3. These proposals are further described in the proxy statement.

Only record holders of Rice Energy Common Stock and Rice Energy Series A Preferred Stock at the close of business on April 3, 2017 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Rice Energy’s corporate offices located at 2200 Rice Drive, Canonsburg, PA 15317.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 31, 2017: the Proxy Statement, form of proxy, Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and related materials are available free of charge at http://viewproxy.com/RiceEnergy/2017, or can be obtained by contacting the Investor Relations Department at the address and phone number of Rice Energy noted above.

By Order of the Board of Directors,

William E. Jordan
Senior Vice President, General Counsel and Corporate Secretary

April 17, 2017

PROXY STATEMENT

For 2017 Annual Meeting of Stockholders of

Rice Energy Inc.

To Be Held On

May 31, 2017

GENERAL INFORMATION ABOUT RICE ENERGY’S ANNUAL MEETING

The board of directors of Rice Energy is soliciting proxies to be voted on the stockholders’ behalf at the 2017 annual meeting of stockholders (the “Annual Meeting”). This document includes information about the issues to be voted upon at the Annual Meeting.

It is anticipated that the proxy materials will first be sent to stockholders on or about April 17, 2017. The proxy statement and the form of proxy relating to the 2017 Annual Meeting will first be made available to stockholders on or about April 17, 2017 at www.viewproxy.com/RiceEnergy/2017. In accordance with United States Securities and Exchange Commission (the “SEC”) rules, the website www.viewproxy.com/RiceEnergy/2017 provides complete anonymity with respect to a stockholder accessing the website.

The Annual Meeting will be held on Wednesday, May 31, 2017, at 10:00 a.m. local time, at the Hilton Garden Inn, 1000 Corporate Drive, Canonsburg, PA 15317. Directions to the meeting are provided in the proxy card.

As used in this proxy statement, the term, “common stock” means Rice Energy Common Stock, $0.01 par value; the term “preferred stock” means Rice Energy Class A Preferred Stock, $0.01 par value. The record holders of the common stock and preferred stock are collectively referred to as the “stockholders.”

Who is entitled to vote at the Annual Meeting?

Anyone who owns (of record) common stock as of the close of business on April 3, 2017, which our board of directors has determined to be the record date for the Annual Meeting (the “record date”), is entitled to one vote per share owned. There were 205,049,274 shares of common stock outstanding as of April 3, 2017. Anyone who owns (of record) preferred stock is entitled to one vote for each 1/1000th of a share owned. There were 38,020 shares of preferred stock outstanding as of the close of business on the record date.

Who is soliciting my proxy to vote my shares?

Rice Energy’s board of directors is soliciting your “proxy,” which is your authorization for our representatives to vote your shares as you direct. Your proxy will be effective for the Annual Meeting on any matter properly brought before the Annual Meeting and at any adjournment, postponement or continuation of the meeting.

What is the cost of soliciting proxies, and who pays that cost?

Rice Energy is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but may also be solicited personally or by telephone, facsimile, or special letter by Rice Energy’s directors, officers, and regular employees for no additional compensation. Rice Energy will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of common stock or shares of preferred stock.

Who can attend the meeting?

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. If you are not a stockholder of the Company, you will be admitted only if you have a valid legal proxy, form of photo identification and you sign in at the registration desk. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted at the Annual Meeting.

Please also note that if you hold your shares of common stock in “street name” (that is, through a broker or other nominee), you must bring a copy of a brokerage statement reflecting your stock ownership as of the record date and sign in at the registration desk at the meeting.

What constitutes a quorum?

Except as otherwise provided by applicable law or by our amended and restated certificate of incorporation, the holders of a majority of voting power of the outstanding shares of stock entitled to be voted at the Annual Meeting, represented in person or by proxy, constitutes a quorum. The chairman of our board of directors or the holders of a majority in voting power may adjourn the meeting, whether or not there is a quorum. If a quorum is present, the stockholders present at the Annual Meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

BOARD RECOMMENDATIONS ON PROPOSALS AND APPROVAL REQUIREMENTS

Delaware law, the rules and regulations of the New York Stock Exchange (“NYSE”), Rice Energy’s amended and restated certificate of incorporation, and Rice Energy’s amended and restated bylaws (the “Bylaws”) govern the vote on each of the proposals. A description of each proposal to be considered at the Annual Meeting is provided in this proxy statement, along with the board of directors’ voting recommendation with respect to such proposal. The board of directors’ recommendations and the approval requirements with respect to each proposal are summarized below:

PROPOSAL 1. ELECTION OF CLASS III DIRECTORS

The first proposal item to be voted on is the election of two Class III directors. The board of directors has nominated these persons to serve as directors, both of whom are currently serving as directors of Rice Energy.

You may vote in favor of nominees, vote against nominees, or abstain from voting. Assuming a quorum is present, both Class III directors will be elected by a majority of votes cast. Stockholders may not cumulate their votes.

For more information regarding this proposal, see “Proposal 1 — Election of Class III Directors.”

The board of directors unanimously recommends a vote “FOR” both Class III director nominees.

PROPOSAL 2. ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

The second proposal item to be voted on is an advisory approval of the Company’s executive compensation.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. Assuming a quorum is present, the advisory vote to approve the compensation paid to our executive officers as reported in this proxy statement will pass if approved by the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

As an advisory vote, your vote will not be binding on the Company or the board of directors. However, our board of directors and our compensation committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our executive officers in 2016, the compensation committee will evaluate whether any actions are necessary to address stockholders’ concerns when making future compensation decisions.

For more information regarding this proposal, see “Proposal 2 — Advisory Approval of the Company’s Executive Compensation.”

The board of directors unanimously recommends a vote “FOR” advisory approval of the Company’s executive compensation.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The third proposal item to be voted on is the ratification of Ernst & Young LLP as Rice Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. Assuming a quorum is present, the proposal will pass if approved by the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

For more information regarding this proposal, see “Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm.”

The board of directors unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as Rice Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Other Matters

The board of directors is not aware of any other business to be presented for vote of the stockholders at the Annual Meeting. If any other matters are properly presented for vote, the people named herein as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the board of directors if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for next year’s annual meeting are described in the section entitled “Stockholder Proposals for the 2018 Annual Meeting.”

VOTING AND PROXY PROCEDURE

What are the voting rights of holders of Rice Energy common stock and Rice Energy preferred stock?

Each outstanding share of Rice Energy common stock will be entitled to one vote on each matter considered at the Annual Meeting; each 1/1000th of an outstanding share of Rice Energy preferred stock will be entitled to one vote on each matter considered at the Annual Meeting.

How do I vote?

You may vote your shares in four different ways:

1. VIA INTERNET. You may vote your shares via the Internet by following the instructions on the proxy card. If you own your shares in “street name” or in a nominee account, you may place your vote through the Internet by following the instructions on the proxy card provided by your broker, bank or other holders of record.

2. VIA TELEPHONE. You may vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. If you own your shares in “street name” or in a nominee account, you may place your vote by telephone by following the instructions on the proxy card provided by your broker, bank or other holders of record.

3. BY MAIL. Mark your voting instructions on, and date, the proxy card and return it to Rice Energy’s Corporate Secretary, William E. Jordan, at the Company’s principal executive offices located at 2200 Rice Drive, Canonsburg, PA 15317. The board of directors recommends that you vote by proxy even if you plan on attending the meeting. If you mail your proxy card, we must receive it before the polls close at the meeting.

4. IN PERSON. You may deliver your completed proxy in person at the meeting. If you own your shares in “street name” or in a nominee account, you may vote at the meeting by obtaining a proxy form from the institution that holds your shares.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stock brokers or other nominees, or that you own both common stock and preferred stock. Please complete and provide your voting instructions for all proxy cards that you receive.

How do I revoke my proxy or change my voting instructions?

You may revoke your proxy or change your voting instructions in four different ways:

1. SUBMIT VOTING INSTRUCTIONS AGAIN BY TELEPHONE OR THE INTERNET. If you are a “street name” stockholder, you must follow instructions found on the voting instruction card provided by your broker or other “street” nominee, or contact your broker or other “street” nominee in order to revoke your previously given proxy.

2. SUBMIT A NEW PROXY CARD BEARING A LATER DATE THAN THE ONE YOU WISH TO REVOKE. A valid later-dated proxy will automatically revoke any proxy previously submitted by you. If you own your shares in “street name,” because your broker or other “street” nominee is actually the record owner, you must obtain a new proxy card from the broker or other “street” nominee. If you are a holder of record, then you must obtain a new proxy card from Rice Energy’s transfer agent, American Stock Transfer & Trust Company, LLC, at (800) 937-5449. We must receive your new proxy card prior to the closing of the polls at the Annual Meeting.

3. WRITE TO RICE ENERGY’S CORPORATE SECRETARY, WILLIAM E. JORDAN, at the Company’s principal executive offices located at 2200 Rice Drive, Canonsburg, PA 15317. Your letter should identify whether the revocation pertains to common stock, preferred stock, or both, contain the name in which your shares are registered, your control numbers, the date of the proxy or proxies you wish to revoke or change, your new voting instructions, if applicable, and your signature. We must receive your letter before the Annual Meeting begins.

4. ATTEND THE ANNUAL MEETING AND VOTE IN PERSON AS DESCRIBED ABOVE (OR BY PERSONAL REPRESENTATIVE WITH AN APPROPRIATE PROXY). Attendance at the meeting will not by itself revoke a previously granted proxy; you must also vote your shares during the meeting.

How will proxies be voted if I give my authorization?

The board of directors has selected Daniel J. Rice IV and William E. Jordan, and each of them, to act as proxies with full power of substitution. All properly executed proxy cards delivered by stockholders, and not previously revoked, will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD WILL BE VOTED (i) “FOR” ELECTION OF BOTH CLASS III DIRECTOR NOMINEES (PROPOSAL 1); (ii) “FOR” ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION (PROPOSAL 2); and (iii) “FOR” RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 3). Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named as proxies will vote upon such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with their best judgment.

How will votes be counted?

The inspector of elections appointed by the board of directors for the Annual Meeting and the Company’s General Counsel will calculate affirmative votes, negative votes, abstentions and broker non-votes. Under Delaware law, for matters requiring a majority in voting power of the shares present and in person or represented by proxy and entitled to vote on such matters, abstentions will be counted as shares that are present and entitled to vote on the matters. For Proposal 2 (advisory approval of the Company’s executive compensation) and Proposal 3 (ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm), abstentions have the same effect as a vote “against” the particular proposal. In the case of Proposal 1 (election of Class III directors), which has a majority cast standard pursuant to our Bylaws, abstentions will have no effect on the outcome.

You, as beneficial owner, own your shares in “street name” if your broker or other “street” nominee is actually the record owner. Under NYSE rules, brokers or other “street” nominees have authority to vote in their discretion on “routine” matters – such as the proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 3) – if they have not received voting instructions from their clients who are the beneficial owners of such shares at least ten days before the date of the meeting. When the broker or other “street” nominee does not receive voting instructions from clients with respect to “non-routine” matters, such as the election of Class III directors (Proposal 1) and the advisory approval of the Company’s executive compensation (Proposal 2), the broker is not authorized to vote on the matter; this results in a “broker non-vote.” Broker non-votes are included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining a quorum, but otherwise will not affect the voting outcome of the proposals.

Where do I find voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Preliminary or final voting results will also be published in Rice Energy’s Current Report on Form 8-K to be filed with the SEC on or about June 6, 2017. You may receive a copy of such Form 8-K by contacting Rice Energy’s Investor Relations at (724) 271-7200, or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You may also access a copy on the Internet at www.riceenergy.com or through EDGAR, the SEC’s electronic data system, at www.sec.gov.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORT

Householding

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial stockholders who have the same address and last name and who do not participate in electronic delivery or Internet access of proxy materials will receive only one copy of the Company’s annual report and proxy statement, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. This procedure is designed to reduce duplicate mailings and save significant printing and processing costs, as well as natural resources. Each stockholder who participates in householding will continue to receive a separate proxy card or notice. If in the future you wish to receive a separate copy of the Company’s annual report to shareholders and proxy statement, you should contact Alliance Advisors, LLC, either by calling toll-free at (877) 777-2857 or writing to Alliance Advisors, LLC, Householding Department, 200 Broadacres Drive, 3rd Floor, Bloomfield, New Jersey 07003. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the proxy materials. Additionally, the Company will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. Any beneficial stockholder may also request to household by making a request in writing to your broker, or to us, as appropriate. Any such notice should be addressed to the Investor Relations Department of Rice Energy Inc., 2200 Rice Drive, Canonsburg, PA 15317, or by telephone at (724) 271-7200.

Incorporation by Reference

Neither the compensation committee report nor the audit committee report shall be deemed soliciting material or filed with the SEC and neither of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

Availability of SEC Filings, Corporate Governance Guidelines, Codes of Ethics and Committee Charters

Copies of our reports on Forms 10-K (including the financial statements and financial statement schedules), 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Corporate Governance Guidelines, Corporate Code of Business Conduct and Ethics, Financial Code of Ethics, and the charters of the audit, compensation, health, safety and environmental and nominating and governance committees, and any reports of beneficial ownership of any class of our equity securities filed by executive officers, directors and beneficial owners of more than 10% of any class of our equity securities are posted on, and may be obtained through, our website, www.riceenergy.com, or may be requested in print, at no cost, by telephone at (724) 271-7200 or by mail at: Rice Energy Inc., 2200 Rice Drive, Canonsburg, PA 15317, Attention: Investor Relations Department.

PROPOSAL 1 — ELECTION OF CLASS III DIRECTORS

The Company’s amended and restated certificate of incorporation provides for a classified board of directors with classes to be filled by election at each annual meeting and to be composed of as many directors as are designated from time to time by the board of directors. Currently, there are seven directors divided into three classes designated as “Class I” (Messrs. Daniel J. Rice IV and James W. Christmas), “Class II” (Messrs. Robert F. Vagt and Toby Z. Rice and Dr. Kathryn J. Jackson) and “Class III” (Messrs. Daniel J. Rice III and John McCartney). The term for Class III directors expires at the Annual Meeting. The current term of office of our Class I directors expires at the 2018 annual meeting, and the current term for Class II directors expires at the 2019 annual meeting.

Class III Director Nominees

Upon recommendation by the nominating and governance committee of the board, the board proposes that Messrs. Daniel J. Rice III and John McCartney, current Class III Directors, be elected for new terms of three (3) years, each until their successors have been duly elected and qualified. Messrs. Rice and McCartney have consented to serve if elected. If either of Messrs. Rice or McCartney becomes unavailable to serve as a director, the board may designate a substitute nominee, or the board may decide to reduce the number of directors. In the case of a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the board.

Daniel J. Rice III, 65, has served as a member of our board of directors since October 2013 and currently serves as a member of the health, safety and environmental committee. Mr. Rice has also served as a member of the board of directors of Rice Midstream Management LLC (“Rice Midstream Management”), a subsidiary of Rice Energy and the general partner of Rice Midstream Partners LP (“RMP”), since August 2014. Since January 2013, Mr. Rice has served as Lead Portfolio Manager for GRT Capital’s energy division. He also served as Managing General Partner of Rice Energy Family Holdings, LP (“Rice Partners”) from February 2007 until its dissolution in November 2014. From January 2005 to December 2012, Mr. Rice served as a Managing Director and Portfolio Manager for BlackRock, Inc. (NYSE: BLK) (“BlackRock”) and was a member of BlackRock’s Global Resources team, responsible for Small Cap and All Cap Energy Funds. Prior to joining BlackRock in 2005, he was a Senior Vice President and Portfolio Manager at State Street Research & Management (“State Street Research”), responsible for the Small Cap Energy and All Cap Energy Global Resources Funds. Prior to joining State Street Research in 1984, he was a Vice President and Portfolio Manager with Fred Alger Management. Earlier in his career, Mr. Rice was a Vice President and Analyst with EF Hutton and an Analyst with Loomis Sayles and Co. He began his career in 1975 as an auditor with Price Waterhouse & Co. He earned a BS degree from Bates College in 1973 and an MBA degree from New York University in 1975. He is the father of Toby Z. Rice, Daniel J. Rice IV and Derek A. Rice. Mr. Rice was initially elected to our board pursuant to a stockholders’ agreement, dated as of January 29, 2014, entered into by the Company, Rice Energy Holdings LLC (“Rice Holdings”), NGP Rice Holdings, LLC (“NGP Holdings”), Rice Partners, the rights of which previously were assigned to the Rice Energy Irrevocable Trust (the “Rice Trust”) and subsequently to the Rice Energy 2016 Irrevocable Trust (the “2016 Rice Trust”), and Alpha Natural Resources, Inc. (“Alpha”) (the “Stockholders Agreement”).

Qualifications. Mr. Rice’s considerable financial and energy investing experience, including more than 30 years of experience in the oil and natural gas industry, brings important and valuable skills to our board of directors.

John McCartney, 64, has served as a member of our board of directors since March 2015 and currently serves as chairman of the compensation committee and as a member of the audit committee. Mr. McCartney has served on the board of Huron Consulting Group, a healthcare and educational consulting company, since October 2004 and as the non-executive chairman of the Huron Consulting Group board since May 2010. He also has served on the audit committee of Huron Consulting Group since October 2004 and was the chairman of the audit committee from October 2004 to February 2010. Since August 1998, Mr. McCartney has served on the board of directors of Westcon Group, Inc., a specialty distributor of networking and communications equipment, and for which he served as chairman both from March 2011 until September 2013 and from January 2001 until March 2009. From 1998 until March 2015, Mr. McCartney served on the board of directors of A.M. Castle & Co. (NYSE: CAS), a global distributor of specialty metal and plastic products, and as chairman of that board from January 2007 until April 2010. In July 2007, Mr. McCartney was appointed as a non-executive director of Datatec Limited, a networking technology and services company (“Datatec”), where he serves as chairman of the remuneration committee. He had previously served as vice chairman of the board of directors of Datatec from October 1998 until May 2004. In August 2011, Mr. McCartney joined the board of Transco Inc., a Chicago-based company that provides solutions to customers in the railroad, electric utility, process and manufacturing industries. From May 2009 until February 2015, he served on the board of Covance Inc., a drug development services company. From June 1997 to March 1998, he held the position of President of 3Com Corporation’s Client Access Unit. Mr. McCartney joined the executive management team of U.S. Robotics in March 1984 as Vice President and Chief Financial Officer and served there in various executive capacities until serving as President and Chief Operating Officer of U.S. Robotics from January 1996 until its merger with 3Com Corporation in June 1997.

Qualifications. Mr. McCartney has served as chairman and vice chairman of the boards of several public and private companies. His deep knowledge of accounting and his prior experience as Chief Financial Officer and Chief Operating Officer of a public company have prepared Mr. McCartney to assist the Company and the board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

BOTH CLASS III DIRECTOR NOMINEE NAMED ABOVE.

Other Directors Not Standing for Election at this Annual Meeting

The five remaining directors of the board are:

Robert F. Vagt, 70, has served as the chairman of our board of directors since January 2014 and currently serves as chairman of both the health, safety and environmental and nominating and governance committees and as a member of the audit committee. Mr. Vagt has also served as a member of the board of directors of Rice Midstream Management LLC since August 2014 and as the chairman of its board of directors since December 2014. Mr. Vagt currently serves as a member of the audit committee of the board of directors of Rice Midstream Management. Mr. Vagt has served as a member of the board of directors of Kinder Morgan, Inc. (NYSE: KMI) since May 2012, where he serves as a member of the audit committee. Mr. Vagt served as a member of the board of directors of El Paso Corporation from May 2005 until June 2012, where he was a member of the compensation and health, safety and environmental committees. From January 2008 until January 2014, Mr. Vagt was the President of The Heinz Endowments. Prior to his tenure at The Heinz Endowments, Mr. Vagt served as President of Davidson College from July 1997 to August 2007. Mr. Vagt served as President and Chief Operating Officer of Seagull Energy Corporation from 1996 to 1997. From 1992 to 1996, he served as President, Chairman and Chief Executive Officer of Global Natural Resources. Mr. Vagt served as President and Chief Operating Officer of Adobe Resources Corporation (“Adobe”) from 1989 to 1992. Prior to 1989, he served in various positions with Adobe and its predecessor entities.

Qualifications. Mr. Vagt’s professional background in both the public and private sectors make him an important advisor and member of our board of directors. Mr. Vagt brings to the board operations and management expertise in both the public and private sectors. In addition, Mr. Vagt provides the board with diversity of perspective gained from service as president of The Heinz Endowments, as well as from service as the president of an independent liberal arts college.

Daniel J. Rice IV, 36, has served as our Chief Executive Officer and as a member of our board of directors since October 2013, and serves as a member of the health, safety and environmental committee. Mr. Rice has served in a number of positions with Rice Energy, its affiliates and predecessor entities since October 2008, including as Vice President and Chief Financial Officer from October 2008 through September 2013 and Chief Operating Officer from October 2012 through September 2013. Mr. Rice also serves as the Chief Executive Officer of RMP and as a member of the board of directors of Rice Midstream Management since August 2014. Prior to joining Rice Energy, he served as an investment banker for Tudor Pickering Holt & Co., LLC, an integrated energy investment bank in Houston, Texas, from February 2008 to October 2008. Prior to his employment at Tudor Pickering, he served as a senior analyst of corporate planning for Transocean Inc., responsible for mergers and acquisitions and business development, from March 2005 to February 2008. Mr. Rice holds a BS in Finance from Bryant University. He is the son of Mr. Daniel J. Rice III and the brother of Toby Z. Rice and Derek A. Rice. Mr. Rice initially was elected to our board pursuant to the Stockholders Agreement.

Qualifications. Mr. Rice’s considerable financial and operational experience brings important and valuable skills to our board of directors.

Toby Z. Rice, 35, has served as our President and Chief Operating Officer and as a member of our board of directors since October 2013, and currently serves on the health, safety and environmental committee. Mr. Rice has served in a number of positions with Rice Energy, its affiliates and predecessor entities since February 2007, including as President and Chief Executive Officer of a predecessor entity from February 2008 through September 2013. From September 2005 until March 2008, he served as founder and President of ZFT LLC, a consulting company specializing in the application of new hydraulic fracturing technologies for unconventional shale and tight sandstone reservoirs. Mr. Rice holds a BS degree in Chemistry from Rollins College. He is the son of Daniel J. Rice III and the brother of Daniel J. Rice IV and Derek A. Rice. Mr. Rice was initially elected to our board pursuant to the Stockholders Agreement.

Qualifications. Mr. Rice’s considerable operational experience brings important and valuable skills to the board of directors.

James W. Christmas, 69, has served as a member of our board of directors since January 2014 and currently serves as chairman of the audit committee and as a member of the compensation and nominating and governance committees. Mr. Christmas has served as a member of the board of directors of Halcón Resources Corporation since February 2012 and currently serves as Halcón’s Lead Outside Director and as Chairman of the Audit Committee. Mr. Christmas began serving as a director of Petrohawk Energy Corporation (“Petrohawk”) in July 2006, effective upon the merger of KCS Energy, Inc. (“KCS”) into Petrohawk. He continued to serve as a director, and as Vice Chairman of the Board of Directors, for Petrohawk until BHP Billiton acquired Petrohawk in August 2011 and, after the acquisition, at the request of BHP Billiton, he served as a director and chairman of the financial reporting committee of Petrohawk until September 2014. He also served on the audit committee and the nominating and corporate governance committee of Petrohawk. He also serves on the Board of Governors of St. John’s University and as a director and member of the audit and compensation committees of Yuma Energy, Inc. (NYSE MKT: YUMA). He served as President and Chief Executive Officer of KCS from 1988 until April 2003 and chairman of the board and Chief Executive Officer of KCS until its merger into Petrohawk. Mr. Christmas was a Certified Public Accountant in New York and was with Arthur Andersen & Co. from 1970 until 1978 before leaving to join National Utilities & Industries (“NUI”), a diversified energy company, as Vice President and Controller. He remained with NUI until 1988, when NUI spun out its unregulated activities that ultimately became part of KCS. As an auditor and audit manager, controller and in his role as Chief Executive Officer of KCS, Mr. Christmas was directly or indirectly responsible for financial reporting and compliance with SEC regulations, and as such has extensive experience in reviewing and evaluating financial reports, as well as in evaluating executive and board performance and in recruiting directors.

Qualifications. Mr. Christmas’ prior experience as an executive and director, and his past audit, accounting and financial reporting experience provide significant contributions to our board of directors.

Kathryn J. Jackson, Ph.D., 59 has served as a member of our board of directors since April 2017 and currently serves as a member of the compensation and nominating and governance committees. Since January 2016, Dr. Jackson has served as the Director of Energy and Technology Consulting at KeySource, Inc., a consulting firm that provides services to the defense and energy market sectors, where she provides consulting services to clients in business growth, technology development and energy services. She has also served as a member of the Board of Portland General Electric Company since April 2014, serving on the finance and compensation and human resources committees. In addition, she has served since July 2015 as a director of Hydro One Inc., an electricity transmission and distribution company serving the Province of Ontario, Canada. Since January 2017, she has served on the Board of Cameco, one of the world’s largest uranium producers, a significant supplier of conversion services and one of two Candu fuel manufacturers in Saskatchewan, Canada. Dr. Jackson previously served as Chief Technology Officer and Senior Vice President at RTI International Metals, Inc. from June 2014 to July 2015, where she was responsible for global research and technology development, technology strategy, and development of alloys and manufacturing processes, including 3D printing and powder metallurgy. Prior to joining RTI International Metals, Inc., Dr. Jackson served as the Chief Technology Officer and Senior Vice President of Research & Technology at Westinghouse Electric Company, LLC, a nuclear energy company, from 2009 to June 2014 and as the Vice President of Strategy, Research & Technology from 2008 to 2009. Prior to joining Westinghouse Electric Company, LLC, Dr. Jackson worked for 17 years at the Tennessee Valley Authority, where she held various executive positions. From 2008 to April 2014, Dr. Jackson served on the board of directors of the Independent System Operator of New England, the grid system operator for the six New England states, where she served as chair of the board of directors, chair of the compensation and human resources committee and a member of the system planning and reliability committee. Dr. Jackson also serves on the Electricity Industry Center Advisory Board at Carnegie Mellon University, the Carnegie Mellon University Engineering School Dean’s Advisory Board, the Board of Visitors for the Swanson School of Engineering, the Electricity Institute Advisory Board at the University of Pittsburgh, and the Industry Advisory Board at Oregon State University School of Mechanical, Industrial, and Manufacturing Engineering. Dr. Jackson holds a Ph.D. in Engineering and Public Policy from Carnegie Mellon University.

Qualifications. Dr. Jackson’s extensive technology and engineering background and expertise and experience in various senior executive roles bring new and important perspectives and skills to our board of directors.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under SEC Rules. From time to time, stockholders may present proposals that are proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, in order to be included in the Company’s proxy statement for the 2018 annual meeting, such proposals must be received by Rice Energy at our principal executive offices no later than December 14, 2017 at 5:00 p.m. local time, unless the date of our 2018 annual meeting is changed by more than 30 days from May 31, 2018, in which case the proposal must be received at our principal executive offices a reasonable time before we begin to print and mail our proxy materials.

Bylaw Requirements for Stockholder Submissions of Nominations and Proposals. Pursuant to our Bylaws, stockholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on our board of directors at an annual meeting or special meeting at which directors are to be elected. The Bylaws require all stockholders who intend to make proposals at an annual stockholders’ meeting or special stockholders’ meeting to provide a written notice, including the information specified in the Bylaws (which information is summarized in “Corporate Governance and Related Matters — Nominating and Governance Committee — Stockholder Director Nominations”), to our Corporate Secretary at our principal executive offices located at 2200 Rice Drive, Canonsburg, PA 15317, not earlier than the close of business on the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting. To be eligible for consideration at the 2018 annual meeting, notices must be received by Rice Energy between January 31, 2018 and March 2, 2018. In the event that the date of the 2018 annual meeting is changed by more than 30 days before or more than 60 days after the one-year anniversary of the 2017 Annual Meeting, as set forth in this proxy statement, stockholder notice must be received no earlier than the close of business on the 120th day prior to the 2018 annual meeting and not later than the close of business on the date that is the later of the (i) 90th day prior to the 2018 annual meeting or (ii) if the first public announcement of the 2018 annual meeting is less than 100 days prior to such meeting, the 10th day following the day on which public announcement of the date of the 2018 annual meeting is first made. In the event that the number of directors to be elected to the board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the first anniversary of the 2017 Annual Meeting, a stockholder’s notice required by the Bylaws will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Company’s Corporate Secretary at the Company’s principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

Stockholders Agreement and 2016 Events. Pursuant to the Stockholders Agreement, we and Rice Holdings, NGP Holdings, Alpha and Rice Partners (the rights of which previously were assigned to the Rice Trust, and subsequently have been assigned to the 2016 Rice Trust, as described in greater detail below) previously had agreed to appoint individuals designated by Rice Holdings, NGP Holdings and Alpha to our board of directors and to nominate such persons for election at each annual meeting of our stockholders, subject to the following:

•	Rice Holdings currently has the right to nominate three members of our board of directors, provided that such number of nominees shall be reduced to two and zero if Rice Holdings and its affiliates, which includes the 2016 Rice Trust and Daniel J. Rice III, collectively own less than 15% and 5%, respectively, of the outstanding shares of our common stock;

•	NGP Holdings previously had the right to nominate one member of our board of directors, which right terminated upon the sale of our common stock by NGP Holdings and its affiliates; and

•	Alpha previously had the right to nominate one member of our board of directors, which right terminated upon the reduction in ownership by Alpha and its affiliates to less than 5% of the outstanding shares of our common stock.

The Stockholders Agreement also requires the parties thereto to take all necessary actions, including voting their shares of common stock, for the election of the nominees designated by such principal stockholders. The Stockholders Agreement will terminate on the earlier of the date that (i) none of our principal stockholders beneficially own at least 2.5% of our outstanding common stock or (ii) we receive written notice from each principal stockholder requesting the termination of the Stockholders Agreement. The Stockholders Agreement terminates with respect to a particular principal stockholder party thereto when such principal stockholder beneficially owns less than 2.5% of our outstanding common stock. As described in greater detail below, Alpha and NGP Holdings are no longer parties to the Stockholders Agreement.

On March 22, 2016, Alpha sold shares of our common stock in a sufficient amount to cause Alpha’s direct beneficial ownership of common stock to fall below 2.5% of the outstanding shares of our common stock, and the Stockholders Agreement terminated with respect to Alpha pursuant to its terms.

On April 12, 2016, NGP Holdings, as selling stockholder, and Rice Energy entered into an underwriting agreement providing, in part, for the offer and sale of 9,858,891 shares of our common stock by NGP Holdings. As a result of these and prior sales effected by NGP Holdings with respect to our common stock, NGP Holdings no longer owns any shares of our common stock. Accordingly, the Stockholders Agreement has terminated with respect to NGP Holdings pursuant to its terms.

On September 28, 2016, Rice Holdings made a pro rata distribution pursuant to its Amended and Restated Limited Liability Company Agreement, dated as of January 29, 2014, as amended. As a result of the pro rata distribution by Rice Holdings, 1,161,844 shares of common stock beneficially owned by Rice Holdings were distributed to certain members of Rice Holdings.

On December 28, 2016, the Rice Trust transferred 10,800,000 shares of our common stock to the 2016 Rice Trust. On December 29, 2016, the Rice Trust transferred a further 19,000,000 shares of our common stock to the 2016 Rice Trust. The beneficiaries of the 2016 Rice Trust are the children of Daniel J. Rice III and their descendants. As of April 17, 2017, the 2016 Rice Trust beneficially owns 29,800,000 shares of our common stock. On December 28, 2016, Rice Energy, the Rice Trust, and the 2016 Rice Trust entered into an Agreement of Assignment and Assumption, pursuant to which the Rice Trust assigned to 2016 Rice Trust all of its rights under the Stockholders Agreement. As a result of this transfer, the Rice Trust no longer owns any shares of our common stock and the Stockholders Agreement has terminated with respect to the Rice Trust.

CORPORATE GOVERNANCE AND RELATED MATTERS

The Board of Directors

Our board of directors currently consists of seven members: Messrs. Robert F. Vagt (Chairman), Daniel J. Rice IV, Toby Z. Rice, Daniel J. Rice III, James W. Christmas, Kathryn J. Jackson and John McCartney.

Our directors will hold office until the earlier of death, resignation, retirement, disqualification or removal or until successors have been duly elected and qualified. In evaluating potential board candidates, we specifically consider their relevant skills and qualifications, independence, business judgment, services on boards of other companies, personal and professional integrity (including commitment to the Company’s core values), openness, ability to work as part of a team, willingness to commit the required time to serve as board members, and familiarity with Rice Energy and the industry.

The board of directors is divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors serve until our annual meetings of stockholders in 2018, 2019 and 2017, respectively. Messrs. Daniel J. Rice IV and Christmas are assigned to Class I, Messrs. Toby Z. Rice and Vagt and Dr. Jackson are assigned to Class II, and Messrs. Daniel J. Rice III and McCartney are assigned to Class III. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired.

Under the NYSE listing standards, we are required to have a majority of independent board members and audit, compensation and nominating and governance committees composed wholly of independent directors. Our nominating and governance committee undertook an annual review of director and director nominee independence in January 2017. The purpose of this review was to determine whether, based on all relevant facts and circumstances, any relationships or transactions involving directors and director nominees, their family members and affiliates were inconsistent with a determination that the director or director nominee is independent under the independence standards set forth in the NYSE rules and our corporate governance guidelines and, with respect to audit committee members and nominees, under the independence standards for audit committee members adopted by the SEC. Based on that review, our board of directors affirmatively determined that each of Messrs. Vagt, Christmas, and McCartney and Dr. Jackson qualify as “independent” under the independence standards set forth in the NYSE rules and the Company’s corporate governance guidelines, and that each of Messrs. Vagt, Christmas and McCartney qualify as “independent” under the independence standards for audit committee members adopted by the SEC.

The Board of Directors and its Committees

Our board of directors has four standing committees – (i) audit committee; (ii) compensation committee; (iii) nominating and governance committee; and (iv) health, safety and environmental committee – and we may form such other committees as the board of directors shall determine from time to time in the future. Each of the committees has adopted a charter. Stockholders may obtain copies of the charters of each committee on Rice Energy’s website at www.riceenergy.com, or upon written request at no cost. From time to time, our board of directors may also form special ad hoc committees to which it may delegate certain authority to administer particular duties of the board.

The board of directors held eighteen meetings in 2016, either in person or by telephone. Each currently serving director attended at least 75% of the aggregate of the total number of meetings of the board of directors in 2016 (held during the periods for which he or she served as a director) and the total number of meetings held by each committee on which he or she served in 2016 (during the period that he or she served). See “Board and Committee Membership” below for information regarding the committees on which each of our directors sit and the number of committee meetings held by each committee in 2016. Under Rice Energy’s corporate governance guidelines, directors are encouraged, but not required, to attend annual stockholder meetings. Approximately half of the then-serving directors attended the 2016 annual stockholder meeting.

In connection with each of the quarterly board of directors meetings, the non-management directors meet in executive session without any members of management present. If the board of directors convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The chairman of the board presides at each board executive session of non-management directors.

Board Leadership Structure

Mr. Daniel J. Rice IV serves as our Chief Executive Officer and Mr. Robert F. Vagt, an independent board member, serves as the chairman of the board. As our corporate governance guidelines state, the board of directors has no policy with respect to the separation of the offices of the Chief Executive Officer and the chairman of the board. Rice Energy closed its initial public offering (“IPO”) in January 2014 and, at that time, the board of directors evaluated the appropriate leadership structure for our Company and relevant corporate governance trends and determined that the board should have an independent board chairman. The board, however, believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the board to make a determination regarding this issue each time it elects a new Chief Executive Officer or otherwise determines that it is appropriate to revisit the board’s leadership structure in its discretion.

Board and Committee Membership

The table below identifies the standing board committees on which each of our directors currently sit:

Name	Audit Committee		Compensation Committee		Nominating and Governance Committee		Health, Safety and Environmental Committee
Robert F. Vagt(1)	X				X	(2)	X	(2)
Toby Z. Rice							X
Daniel J. Rice III							X
Kathryn J. Jackson			X		X
James W. Christmas	X	(2)	X		X
John McCartney	X		X	(2)
Daniel J. Rice IV							X

(1)	Chairman of the board.
(2)	Committee chairman.

Below is the number of meetings the standing board committees held in 2016:

Board Committees	No. of Meetings Held
Audit Committee	5
Compensation Committee	6
Nominating and Governance Committee	5
Health, Safety and Environmental Committee	4

The principal responsibilities and functions of the standing board of directors’ committees are as follows:

Audit Committee

We have an audit committee comprised of three directors. Our audit committee consists of Messrs. Christmas (Chair), McCartney and Vagt, each of whom is independent under the rules of the SEC and the listing standards of the NYSE. Our board has also determined that each of Messrs. Christmas, McCartney and Vagt satisfy the definition of an “audit committee financial expert.”

The audit committee charter sets forth the committee’s roles and responsibilities which include assisting the board in its oversight of the: (i) integrity of the Company’s financial statements, (ii) Company’s compliance with legal and regulatory requirements, (iii) qualifications, independence, and performance of the Company’s independent auditors, and (iv) effectiveness and performance of the Company’s internal audit function.

If a member of the audit committee wishes to serve on the audit committees of more than a total of three public companies (including Rice Energy), the board of directors must approve such additional service before the director accepts such position.

Compensation Committee

We have a compensation committee comprised of three directors who meet the independence and experience standards established by the NYSE. Our compensation committee consists of Messrs. McCartney (Chair) and Christmas and Dr. Jackson, each of whom is independent under the listing standards of the NYSE.

The compensation committee charter sets forth the committee’s roles and responsibilities, which are to (i) review, evaluate, and approve the agreements, plans, policies and programs of the Company to compensate executive officers and directors, (ii) review and discuss with the Company’s management disclosures to be included in the Company’s annual proxy statement or annual report, as applicable, including the Compensation Discussion and Analysis, (iii) produce the Compensation Committee Report, (iv) discharge the board’s responsibilities relating to compensation of the Company’s executive officers and directors, and (v) perform such other functions as the board may assign to the compensation committee from time to time. Under its charter, our compensation committee is authorized to delegate its responsibilities to any one of its members or any subcommittee it may form subject to, and in accordance with, restrictions set forth in its charter. Under the terms of the Rice Energy Inc. Amended and Restated 2014 Long-Term Incentive Plan (the “LTIP”), our compensation committee is authorized to administer the plan and may delegate its authority thereunder to another committee of the board or to an appropriate officer of Rice Energy, in accordance with law and the terms of such plan. Our compensation committee has delegated to our Chief Executive Officer the authority to administer, grant, and determine the amount of certain equity awards awarded to non-executive employees under the LTIP.

Committee Meetings

The compensation committee meets at scheduled times during the year, typically prior to quarterly board meetings. Typically, the Chief Executive Officer is invited to attend compensation committee meetings; however, neither the Chief Executive Officer nor any other officers of the Company attend any executive sessions held by the compensation committee. The independent compensation consultant attends certain portions of committee meetings. The attendance of the Chief Executive Officer and certain other officers allows the compensation committee to make inquiries into matters for which it is responsible and assists the committee in making informed decisions. After each meeting of the compensation committee, the committee chairman reports on actions taken, and recommendations, at the next regularly scheduled board meeting.

Role of Management in Determining Executive Compensation

Our compensation committee works with our management team in reviewing compensation matters, as more fully described herein and in “Executive Compensation — Compensation Discussion and Analysis.”

Annual Process for Determining Compensation of Executive Officers

As more fully described in “Executive Compensation — Compensation Discussion and Analysis,” our compensation committee, together with the independent compensation consultants engaged by the compensation committee, conducts an annual review of our overall compensation program for executive officers and directors. With respect to executive officer compensation, our compensation committee reviews, among other items, each of the key components of compensation — base salary and short- and long-term incentives — both within the Company and as compared to peer data to determine whether each of these components is in line with our compensation philosophy and the Company’s related goals and objectives. Upon the recommendation of our Chief Executive Officer with respect to the compensation of each other executive officer, and, following its review of the findings of its independent compensation consultants, our compensation committee determines the compensation for all key executives and recommends ratification, in the case of our Chief Executive Officer’s compensation, to the independent members of our board.

Process for Determining Non-Employee Director Compensation

The compensation committee conducts an annual review of director compensation and benefits, including cash, equity-based awards and other compensation, and makes a recommendation to the board regarding the form and amount of non-employee director compensation. In making a recommendation, the compensation committee will consider whether a director’s independence may be jeopardized if: (i) director compensation and perquisites exceed customary levels, (ii) the Company makes substantial charitable contributions to organizations with which a director is affiliated and/or (iii) the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.

In determining non-employee director compensation, our compensation committee seeks advice from the independent compensation consultants who are retained by the committee to, among other functions, analyze compensation and develop initial recommendations as to the amount and form of compensation to be paid to the Company’s non-employee directors, including pay mix. If, after the annual review of non-employee director compensation by our compensation committee, the committee determines that any changes should be made to such program, it will recommend them to our board for approval. After the committee’s review of this information with the consultant, the committee recommended, and the board approved, the compensation paid to non-employee directors for 2016.

Directors who are employees of the Company or who are designees of Rice Holdings may not receive any compensation for service on the board.

Independent Compensation Consultants

The compensation committee has the authority to engage the services of outside advisors and, the Company, at the direction of the compensation committee, retained Alvarez & Marsal Taxand, LLC (“A&M”), a global professional services firm, to assist the compensation committee with its review of the Company’s executive and non-employee director compensation programs including, without limitation: (i) recommending the most appropriate peer group, (ii) examining competitive levels of base salary, annual incentives, total cash compensation, long-term incentives, and total direct compensation of the Company’s executive officers against the chosen peer group, (iii) comparing the compensation of Rice Energy’s executive team to market data to determine current posture relative to the competitive market, (iv) analyzing how peer companies effectively deliver compensation to their executive officers in terms of overall mix and program design, (v) developing initial recommendations as to the amount and form of compensation to be paid to Rice Energy’s executive officers, (vi) developing initial recommendations as to the design/construct of Rice Energy’s annual incentive (bonus) and long-term incentive programs and (vii) assisting in the implementation of the short- and long-term incentive programs, including addressing any ongoing concerns.

To maintain the consultants’ independence from management, the consultants did not provide any services to the Company, other than services provided to the compensation committee. On an annual basis, the committee reviews the following with A&M: (i) whether A&M provided other services to Rice Energy, (ii) the amount of fees received from the Company by A&M as a percentage of the total revenue of A&M, (iii) policies and procedures of A&M that are designed to prevent conflicts of interest, (iv) any business or personal relationships of the consultants or A&M with members of the compensation committee or Rice Energy’s executive officers, and (v) any Rice Energy stock owned by the consultants. In each case, the committee has found that A&M and the A&M consultants did not have any such relationships with Rice Energy or own stock in the Company.

The independent compensation consultants reported directly to the compensation committee and, with the consent of the compensation committee, coordinated and gathered information with which to advise the compensation committee from members of management and human resources personnel. The work of A&M for the committee did not present any conflicts of interest that required the compensation committee’s consideration.

For more information regarding our compensation committee’s processes for determining executive officer compensation and the role of our independent compensation consultants in executive compensation matters, see “Executive Compensation — Compensation Discussion and Analysis.”

Nominating and Governance Committee

We have a nominating and governance committee comprised of three directors who meet the independence standards established by the NYSE. Our nominating and governance committee consists of Messrs. Vagt (Chair) and Christmas and Dr. Jackson. The responsibilities of the committee are to: (i) advise the board and make recommendations regarding appropriate corporate governance practices and assist the board in implementing those practices, (ii) assist the board by identifying individuals qualified to become members of the board, consistent with the criteria approved by the board and recommend director nominees to the board for election at the annual meetings of stockholders or to fill vacancies on the board, (iii) advise the board about the appropriate composition of the board and its committees, (iv) lead the board in its annual performance evaluation and that of its committees, and of management, (v) direct all matters relating to the succession of the Chief Executive Officer and (vi) perform such other functions as the board may assign to the committee from time to time.

Director Nomination and Qualification Criteria

Except where Rice Energy is legally required by contract or otherwise to provide third parties with the ability to nominate directors (including pursuant to the Stockholders Agreement), our nominating and governance committee reviews the qualifications of proposed director nominees to serve on our board of directors and recommends nominees to our board. Our board is ultimately responsible for proposing a slate of nominees to the stockholders for election to the board, using information provided by the committee.

Prior to recommending to the board that an existing director be nominated for election as a director at the annual meeting of stockholders, the committee will consider and review the director’s:

•	past board and committee meeting attendance and performance;

•	length of board service;

•	personal and professional integrity, including commitment to the Company’s core values;

•	relevant experience, skills, qualifications and contributions that the existing director brings to the board; and

•	independence under applicable standards.

Prior to recommending to the board that a person be elected to fill a vacancy on the board, the nominating and governance committee will consider and review the candidate’s:

•	relevant skills, qualifications and experience;

•	independence under applicable standards;

•	business judgment;

•	service on boards of directors of other companies;

•	personal and professional integrity, including commitment to the Company’s core values;

•	openness and ability to work as part of a team;

•	willingness to commit the required time to serve as a board member; and

•	familiarity with the Company and its industry.

The Company does not maintain a separate policy regarding the diversity of its board members. However, the board seeks nominees with distinct professional backgrounds, experience and perspectives so that the board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities.

Senior management, members of our nominating and governance committee, other members of our board of directors, and the independent members of the board of directors of the general partner of RMP are sources for the identification of prospective director nominees. Our nominating and governance committee also has authority to retain third-party search firms to identify director candidates. The committee may consider proposed nominees that are identified by stockholders in the manner prescribed by our Bylaws, as described below.

While our nominating and governance committee does not have a formal process for evaluating proposed nominees, the members of the committee generally will review the résumé or biography of a proposed nominee and consult the proposed nominee’s personal references. Members of our nominating and governance committee will also personally interview (and, as appropriate, suggest that other members of our board interview) the proposed nominee, if the committee considers the proposed nominee suitable for consideration. After completing this evaluation, our nominating and governance committee makes a recommendation to the full board as to the persons who should be nominated by our board, and the board determines the nominees after considering the recommendation and report of the committee. Dr. Jackson initially was recommended as a nominee by a current board member based on her background and expertise, and was appointed to the board of directors in April 2017 following the recommendation of the nominating and governance committee.

Messrs. Daniel J. Rice III and John McCartney each were recommended by our nominating and governance committee to our board of directors for nomination for election as Class III directors at the Annual Meeting. These nominees are current directors of the Company.

The nominating and governance committee will treat recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source; provided, however, that in order for such stockholder recommendations to be considered, the recommendations must comply with the procedures outlined herein and in our Bylaws.

Stockholder Director Nominations

Section 2.9 of our Bylaws describes the process by which stockholders of the Company may submit director nominations at an annual meeting or at a special meeting at which directors are to be elected. Any stockholder of the Company who is entitled to vote at a meeting, who has complied with the notice procedures set forth in Section 2.9 and who was a stockholder of record at the time such notice is delivered to the Company’s Corporate Secretary may propose a director nomination. The procedures for a stockholder to nominate a director include the following:

•	The stockholder must have given timely written notice, in proper form, to the Corporate Secretary of the Company including, without limitation, the stockholder’s name and address, all information regarding the stockholder’s ownership of Rice Energy securities and a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination before the meeting. The deadlines for providing notice to the Company of a proposed director nomination at our next annual meeting are set forth in our Bylaws and summarized in “Stockholder Proposals for the 2018 Annual Meeting.”

•	The notice provided to the Company’s Corporate Secretary must include all information relating to a director nominee that would be required to be disclosed in a proxy statement or other filings (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected).

•	The notice provided to the Company’s Corporate Secretary must include a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any stockholder proponent and each proposed director nominee.

•	The notice provided to the Company’s Corporate Secretary must include a written questionnaire with respect to the background and qualification of a director nominee and the background of any other person or entity on whose behalf the nomination is being made.

•	Rice Energy may also require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

The foregoing summary of our stockholder director nomination procedures is not complete and is qualified in its entirety by reference to the full text of our Bylaws, which has been publicly filed with the SEC and is available at www.sec.gov.

For a description of our Stockholders Agreement in which we and certain principal stockholders have agreed to appoint certain director nominees, among other matters, under certain conditions, see “Stockholder Proposals for the 2018 Annual Meeting – Stockholders Agreement and 2016 Events.”

Health, Safety and Environmental Committee

We have a health, safety and environmental committee. Our health, safety and environmental committee consists of Messrs. Robert F. Vagt (Chairman), Toby Z. Rice, Daniel J. Rice III, and Daniel J. Rice IV. This committee’s responsibilities include oversight of the Company’s: (i) compliance with safety, health, environmental and sustainability-related laws and other regulatory requirements, (ii) initiatives to enhance sustainable business practices and Rice Energy’s reputation as a responsible corporate citizen, (iii) plans, programs and processes to evaluate and manage safety, health, environmental and sustainability risks to its business and reputation, including crisis response, and (iv) responses to significant safety, health, environmental and sustainability-related public policy, regulatory and social issues and trends that may affect the Company, its reputation and performance.

Board’s Role in Risk Management Oversight

Our management team is responsible for the management and assessment of risk at the Company and communicating those risks to our board. Through regular presentations to the board and the appropriate committees (as determined by the subject matter of the particular risk), management identifies and discusses the risks affecting the Company and our business. In January 2017, our management team performed a comprehensive risk analysis that included a review of the material risks that could affect the Company and communicated the results of the analysis to the full board.

The board is charged with assessing major risks facing the Company and reviewing options for their mitigation with the assistance of the various committees. Even when a risk has been delegated to a particular committee, the board as a whole continues to monitor such risk through its receipt and review of reports provided by the respective committee chairpersons at each regularly-scheduled board meeting.

The audit committee assists the board in its general oversight of, among other things, the Company’s practices regarding risk assessment and risk management. As part of this endeavor, the audit committee reviews and assesses the Company’s significant financial risk exposures and the actions that management has taken to monitor and control such exposures. The audit committee also reviews and assesses the quality and integrity of our public reporting, compliance with legal and regulatory requirements, the performance and independence of our independent auditors, the performance of our internal audit department, and the effectiveness of disclosure controls and procedures.

Our health, safety and environmental committee addresses various risks associated with health, safety and the environment and reviews: (i) the Company’s health, safety, security and environmental policies, (ii) any material pending or threatened administrative, regulatory or judicial proceedings regarding health, safety or environmental matters, (iii) any material non-compliance issues with management as to health, safety, security and environmental laws, and (iv) the scope and management’s plans for conducting audits of the Company’s safety, health, environmental and sustainability practices.

Our nominating and governance committee addresses risks associated with our management structure by reviewing, among other matters, the qualifications and backgrounds of our executives and directors, and reviewing succession planning to ensure that we have the right talent leading our Company.

Finally, our compensation committee reviews and develops our executive and director incentive programs to drive performance without incentivizing excessive risk-taking. See “Compensation and Risk” below for a discussion of the compensation committee’s findings and conclusions with respect to the Company’s compensation policies and practices.

Codes of Ethics

Our board of directors has adopted a financial code of ethics applicable to our Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers, and a corporate code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE (the “Codes”). The Codes also apply to the employees and directors of our subsidiaries and our joint ventures that have adopted the same. Any waiver of the Codes may be made only by our board of directors (or a committee thereof) and will be promptly disclosed if required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE.

Director Compensation in 2016

The following table sets forth information concerning the compensation paid by us to our directors for the year ended December 31, 2016.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Robert F. Vagt	250,000	250,007	500,007
James W. Christmas	100,000	169,999	269,999
Scott A. Gieselman	—	—	—
Daniel Rice III	—	—	—
Steven C. Dixon(3)	95,652	169,999	265,651
John McCartney	91,793	164,997	256,790

(1)	Messrs. Daniel J. Rice IV and Toby Z. Rice, our Chief Executive Officer and President and Chief Operating Officer, respectively, are also on our board of directors. The compensation of both officers is reported in the Summary Compensation Table and the other tables set forth herein. Messrs. Daniel J. Rice IV and Toby Z. Rice do not receive any additional compensation in connection with their service on our board of directors or for service on the boards of directors of our affiliates. Mr. Gieselman, who was originally elected to the board as a designee of NGP Holdings, and Mr. Daniel J. Rice III, who is a designee of Rice Holdings, did not receive any compensation for their service on our board of directors during 2016. Mr. Gieselman resigned from the board of directors in April 2017.
Dr. Jackson was appointed to the board of directors in April 2017 and therefore is not included in the above table.
(2)	The values set forth in this column relate to restricted stock unit awards granted on June 1, 2016 to Messrs. Vagt, Christmas, McCartney and Dixon, who each received an award of 12,346, 8,395, 8,148 and 8,395 restricted stock units, respectively, with an aggregate grant date fair value of $250,007, $169,999, $164,997 and $169,999, respectively. These awards represent the aggregate number of restricted stock units held by our directors for the year ended December 31, 2016. The values in this column are based on the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification, (“ASC”) Topic 718, “Compensation — Stock Compensation” (“FASB ASC Topic 718”). A discussion of the relevant assumptions made in the valuation of these awards is provided in Rice Energy’s Annual Report on Form 10-K (Note 16) for the year ended December 31, 2016, which was filed on March 1, 2017 (the “Form 10-K”).
(3)	Mr. Dixon resigned on December 15, 2016. In connection with his resignation, Mr. Dixon forfeited 8,395 restricted stock units granted to him on June 1, 2016.

Additional Information Regarding Our Director Compensation Table

Director Compensation Arrangements

The table below sets forth the current compensatory arrangements with non-employee directors of the Company (other than the designees of Rice Holdings, who do not receive director compensation from the Company):

Type of Compensation	Dollar Value of Board Compensation
Annual Cash Retainer (not Board or Committee Chairmen)	$90,000
Board Chairman Annual Cash Retainer	$250,000
Committee Chairmen Annual Cash Retainer	$100,000
Annual Equity Compensation (not Board or Committee Chairmen)	equity worth $165,000 in the form of restricted stock units
Board Chairman Annual Equity Compensation	equity worth $250,000 in the form of restricted stock units
Committee Chairmen Annual Equity Compensation	equity worth $170,000 in the form of restricted stock units

Officers and employees of Rice Energy and members of the Rice family who also serve on the board of directors of Rice Midstream Management, RMP’s general partner, do not receive additional compensation for such service. Generally, compensation for directors of Rice Midstream Management consists of (i) an annual cash retainer of $250,000 for the chairman of the board, $100,000 for committee chairmen, and $90,000 for all other such directors, each to be paid on a quarterly basis and (ii) an annual equity award valued at approximately $250,000 for the chairman of the board, $170,000 for committee chairmen, and $165,000 for all other such directors. During 2016, Mr. Vagt was eligible, but declined, to receive compensation for his service on Rice Midstream Management’s board. In addition, Mr. Gieselman became eligible to receive non-employee director compensation in 2016, and declined to receive such compensation for 2016 service.

We do not pay any additional fees for attendance at Rice Energy’s or Rice Midstream Management’s board or committee meetings, but we do reimburse each director for travel and miscellaneous expenses to attend such meetings.

Restricted Stock Units

Non-employee directors’ annual equity awards are currently in the form of restricted stock units. These awards are granted pursuant to restricted stock unit agreements that generally provide for vesting on the one-year anniversary of the grant date. The awards are subject to forfeiture in the event a director ceases to serve as a member of our board except as a result of death or disability, as defined in the restricted stock unit agreement.

No Hedging/Pledging Policies

Our insider trading policy prohibits hedging transactions and certain transactions involving derivatives in Rice Energy securities, such as short selling, transactions in debt that may be convertible into Company common stock, trading in Company-based option contracts, transactions in straddles or collars, and writing puts or calls.

Our insider trading policy also prohibits employees, officers and directors from (i) purchasing of Rice Energy securities on margin or (ii) pledging Rice Energy securities as collateral for a loan, each without the prior consent of the board.

The 2016 Rice Trust was formed for the benefit of the descendants of Mr. Daniel Rice III, including Messrs. Daniel J. Rice IV, Toby Z. Rice and Derek A. Rice. The 2016 Rice Trust holds 13,000,000 shares of Rice Energy common stock in a brokerage account with UBS Financial Services Inc. (“UBS”). Pursuant to UBS’s standard client account agreement, UBS holds a lien on all assets in the account (including the 13,000,000 shares of Rice Energy common stock) as security for amounts borrowed from time to time on margin. The independent directors of the board reviewed and consented to this arrangement.

Stock Ownership Guidelines for Non-Employee Directors

To further align the interests of non-employee directors with those of stockholders, the Company adopted Stock Ownership and Retention Guidelines in January 2017 (the “Guidelines”), which provide that non-employee directors are required to own common stock of the Company equal in value to at least five times their annual cash retainer. Shares underlying time-based equity grants are counted for purposes of meeting the stock ownership requirement. Pursuant to the Guidelines, non-employee directors must attain such ownership within five years of the date that the Guidelines were adopted.

Stockholders’ and Other Interested Parties’ Communications with the Board of Directors

Stockholders and other interested parties may contact the board of directors as a group, or an individual director, by the following means:

Mail:	Board of Directors Attn: General Counsel Rice Energy Inc. 2200 Rice Drive Canonsburg, PA 15317

Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. The Company’s General Counsel will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (i) the communication complies with the requirements of any applicable policy adopted by the board relating to the subject matter of the communication and (ii) the communication falls within the scope of matters generally considered by the board. If the subject matter of a communication relates to matters that have been delegated by the board to a committee or to an executive officer of the Company, then the Company’s General Counsel may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the board or an executive officer does not imply or create any fiduciary duty of the board members or executive officer to the person submitting the communications.

EXECUTIVE OFFICERS

The following is a description of the background of the executive officers of Rice Energy as of April 17, 2017 who are not also directors of the Company.

Derek A. Rice, 32, has served as Rice Energy’s Executive Vice President of Exploration since December 2014 and has served with Rice Energy and its affiliates as Vice President of Exploration & Geology from August 2009 through November 2014. Prior to joining Rice Energy and its affiliates, from June 2007 to September 2007 and from June 2008 until September 2008, he worked as a wellbore geologist for Schlumberger, a large oilfield service company, where he analyzed the Marcellus, Haynesville, and Barnett shales. Mr. Rice holds a BS in geological sciences from Tufts University and a MS in geology from the University of Houston. He is the son of Board member Daniel J. Rice III and the brother of Chief Executive Officer Daniel J. Rice IV and President and Chief Operating Officer Toby Z. Rice.

Grayson T. Lisenby, 30, has served as our Senior Vice President and Chief Financial Officer since February 2015 and, prior to that, had served as our Vice President and Chief Financial Officer from October 2013. Mr. Lisenby joined Rice Energy and its affiliates in February 2013, initially serving as our Vice President of Finance. Mr. Lisenby also serves as the Senior Vice President and Chief Financial Officer of RMP. Prior to joining Rice Energy and its affiliates, Mr. Lisenby was an investment professional at Natural Gas Partners (“NGP”) from July 2011 to January 2013 and concentrated on transaction analysis and execution, as well as the monitoring of active portfolio companies. Mr. Lisenby was involved in NGP’s original $100 million investment into Rice Energy and spent a significant amount of his time monitoring and advising the Company during his tenure at NGP. Prior to his employment at NGP, he served as an investment banker for Barclays Capital Inc.’s energy group in Houston, Texas from August 2009 to July 2011. Mr. Lisenby holds a BBA in Finance from the University of Texas, where he was a member of the Business Honors Program.

James W. Rogers, 36, has served as our Senior Vice President, Chief Accounting & Administrative Officer and Treasurer since February 2015, and, prior to that, had served as our Vice President, Chief Accounting & Administrative Officer and Treasurer from October 2013. Mr. Rogers also serves as the Senior Vice President, Chief Accounting & Administrative Officer and Treasurer of RMP. Mr. Rogers joined Rice Energy and its affiliates in April 2011 as Controller and subsequently served as our Vice President and Chief Accounting Officer from January 2012 through October 2012 and our Chief Financial Officer from November 2012 through September 2013. Prior to joining Rice Energy and its affiliates, Mr. Rogers served as a financial specialist with EQT Corporation (“EQT”), working in the Corporate Accounting Group, from May 2010 to March 2011. Prior to EQT, Mr. Rogers served as an assurance manager for Ernst & Young LLP in their Pittsburgh office from September 2007 to April 2010. He began his career in 2002 as an auditor with PricewaterhouseCoopers LLP, in its Pittsburgh office. Mr. Rogers is a certified public accountant in the Commonwealth of Pennsylvania and holds a BSBA in accounting from the University of Pittsburgh. He is also a member of the American Institute of CPAs.

William E. Jordan, 37, has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2015, and, prior to that, had served as our Vice President, General Counsel and Corporate Secretary from January 2014. Mr. Jordan also serves as the Senior Vice President, General Counsel and Corporate Secretary of RMP. From September 2005 through December 2013, Mr. Jordan practiced corporate law at Vinson & Elkins L.L.P., representing public and private companies in capital markets offerings and mergers and acquisitions, primarily in the oil and natural gas industry. He is a graduate of Davidson College with a BA in Mathematics and a graduate of the Duke University School of Law with a JD degree.

Robert R. Wingo, 38, has served as our Senior Vice President, Midstream and Marketing since February 2015 and, prior to that, had served as our Vice President of Midstream and Marketing from June 2014. Mr. Wingo also serves as the Senior Vice President and Chief Operating Officer of RMP and as a member of the board of directors of Rice Midstream Management. Prior to joining Rice Energy, he served as director, corporate development for Copano Energy, LLC, a Houston-based midstream energy company (“Copano”), from January 2010 until May 2013, where he helped lead the company’s pursuit of mergers, acquisitions and greenfield projects. From March 2008 to January 2010, he served as director, business development and field services in Copano’s Denver office and was responsible for acquisitions, business development and field services in the Rocky Mountain region. From 2006 to 2008, Mr. Wingo served as manager, corporate development for Copano, focusing on mergers and acquisitions. Mr. Wingo began his career in 2002 as a Project Engineer and Operations Manager for Copano and managed all engineering, construction and operations activities for over 1,400 miles of natural gas and NGL pipelines. Mr. Wingo holds a BS in Aerospace Engineering from the University of Texas.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis section is designed to provide our stockholders with an explanation of the Company’s executive compensation philosophy and objectives, our 2016 executive compensation program and the compensation paid by us to the following named executive officers (“NEOs”):

Name	Principal Executive Position(s)
Daniel J. Rice IV	Chief Executive Officer (the “CEO”)
Grayson T. Lisenby	Senior Vice President and Chief Financial Officer (the “CFO”)
Toby Z. Rice	President and Chief Operating Officer (the “COO”)
Derek A. Rice	Executive Vice President of Exploration (the “EVP of Exploration”)
William E. Jordan	Senior Vice President, General Counsel and Corporate Secretary (the “General Counsel”)

Following the initial public offering of common units of RMP in late 2014, certain of the NEOs of the Company have managerial responsibility for two public companies. More specifically, Rice Energy owns, through its subsidiary Rice Energy Operating LLC, formerly known as Rice Energy Appalachia LLC (“Rice Operating”), a 26% limited partner interest and the non-economic general partner interest in RMP. The NEOs only received compensation in 2016 for their services from Rice Energy. Rice Energy, in turn, allocates a portion of its compensation costs to RMP in accordance with an agreement with RMP. This proxy statement sets forth the entire compensation paid by Rice Energy and its subsidiaries to each of the NEOs.

Business Performance and Impact on Pay

We are providing information regarding our business performance and the impact of such business performance upon pay actually realized by our NEOs in order to enable our stockholders to better understand our executive compensation program and the key business factors that impact the design and ultimate payments made under our executive compensation program.

Business Performance

We delivered solid results, despite weathering seasonally weaker natural gas prices during 2016, including as follows:

•	Increased 2016 net production to 831 million cubic feet equivalent (mmcfe) per day, a 51% increase above 2015;

•	Achieved significant Rice Midstream Holdings LLC (“Rice Midstream Holdings”) throughput of 708 thousand decatherms (MDth) per day, a 187% increase over 2015;

•	Achieved significant RMP segment throughput of 983 MDth per day, a 52% increase over 2015;

•	Completed the acquisition of Vantage Energy, LLC and Vantage Energy II, LLC (collectively, “Vantage”) for $2.7 billion in October 2016 (the “Vantage Acquisition”);

•	Concurrent with the Vantage Acquisition, completed the drop-down of the acquired Vantage midstream assets (the “Vantage Midstream Entities”) to RMP for proceeds of $600.0 million;

•	Increased 2016 proved reserves to 4.0 trillion cubic feet equivalents (“Tcfe”), a 136% increase over 2015;

•	Increased 2017 fixed price hedge position to 1,246 billion British thermal units (“BBtu”) per day, with 970 BBtu/d of Henry Hub hedges at a weighted average floor price of $3.24 per MMBtu;

•	Completed a $375 million strategic equity investment by EIG Global Energy Partners in Rice Midstream Holdings;

•	Increased the borrowing base of our senior secured revolving credit facility from $750.0 million to $1.45 billion;

•	Completed the equity offering of an aggregate 34,337,725 shares of common stock in April 2016, which included 20,000,000 shares of common stock sold by us and 14,337,725 shares sold by NGP Rice Holdings LLC, providing $311.8 million in net proceeds to us;

•	Completed the equity offering of 40,000,000 shares of common stock in September 2016 and, in October 2016, sold 6,000,000 shares of common stock pursuant to the exercise of the underwriters’ option, providing net proceeds of approximately $1.2 billion; and

•	Maintained a strong liquidity position of $1.9 billion for the year ended December 31, 2016, excluding RMP.

2016 Say-on-Pay Vote

At Rice Energy’s 2016 annual meeting of stockholders, the Company submitted its executive compensation programs to an advisory stockholder vote. The stockholders overwhelmingly approved the Company’s executive compensation policies and programs, with over 99% of votes cast voting in favor of the proposal. The compensation committee has interpreted this vote to mean that Rice Energy’s stockholders are supportive of the Company’s executive compensation philosophy and programs and that no significant changes were needed in light of the vote.

Compensation Philosophy and Objectives of Our Compensation Program

Rice Energy strives to recruit individuals who will support the Company’s mission, vision and values. To accomplish this overarching goal, the Company’s executive compensation philosophy aims to properly motivate management with an easy to comprehend compensation package that seeks to provide the NEOs with base salaries, annual bonus and long-term incentive opportunities that are competitive with our peers.

We are committed to “paying for performance” and our executive compensation philosophy seeks to achieve this overarching objective with the following goals:

•	Motivate employees to perform at the highest level consistent with the Company’s values of environmental stewardship, commitment to neighbors and operational safety;

•	Reward high performing employees; and

•	Retain key employees and attract new employees to join Rice Energy.

Implementing Our Objectives

Compensation Committee’s and Management’s Role in Determining Executive Compensation

The compensation committee approves the design and payment of executive compensation. Each year, the compensation committee reviews, modifies (if necessary) and approves the Company’s executive compensation program in light of corporate goals and objectives relevant to the compensation of the CEO and the Company’s other executive officers.

The compensation committee sets the compensation of the CEO, in consultation with its compensation consultant, and the Company’s other executive officers, in consultation with the CEO and its compensation consultant, based on the committee’s and the CEO’s evaluation of their respective performance, contributions to Rice Energy and a comparative review of similarly situated executives at peer companies (as described below).

After reviewing relevant market data and surveys within our industry, our CEO typically provides recommendations to the compensation committee regarding the compensation levels for our NEOs (excluding himself) and our executive compensation program as a whole. After considering these recommendations, the compensation committee meets in executive session and determines and/or adjusts base salary levels, cash bonus awards and approves equity grants for each of our NEOs and, in the case of our CEO, submits his compensatory arrangements for ratification by the board. While the compensation committee gives considerable weight to the CEO’s recommendations on compensation matters as to the other NEOs, the compensation committee has the final decision-making authority on all executive compensation matters.

Role of Independent Compensation Consultant

As described above, the Company, at the direction of the compensation committee, engaged A&M as the committee’s compensation consultant to provide recommendations regarding our executive compensation arrangements. The compensation consultant reports directly to the compensation committee and, with the consent of the committee, coordinates and gathers information with which to advise the committee from members of management.

Ultimately, decisions about the amount and form of executive compensation are made by the compensation committee and may reflect factors and considerations other than the information and advice provided by our compensation consultants or management, as more fully described herein.

Peer Group Benchmarking

In connection with determining the 2016 compensatory arrangements of our NEOs, the compensation committee, in consultation with its compensation consultant, used a peer group composed of the following companies (the “Peer Group”):

Carrizo Oil & Gas, Inc.	Matador Resources Company	RSP Permian, Inc.

Diamondback Energy, Inc.	Newfield Exploration Company	SM Energy Company

Energen Corporation	Parsley Energy, Inc.	Southwestern Energy Company

Gulfport Energy Corporation	PDC Energy, Inc.	WPX Energy, Inc.

Laredo Petroleum, Inc.	Range Resources Corporation

The Peer Group was developed based on a review of size (as measured by revenue, total assets and market capitalization), geographic region of operations, life cycle or age of the company, economic stability given current market conditions, and related factors. Each year, the compensation committee reviews, modifies (if necessary) and approves the Company’s peer companies for purposes of evaluating the Company’s compensation competitiveness and establishing the appropriate competitive positioning for the levels and mix of compensation elements. Based on the above criteria, as well as interim bankruptcies and corporate acquisitions, dispositions, and restructurings that occurred between 2015 and 2016, the compensation committee determined to remove Bonanza Creek Energy, Inc., BreitBurn Energy Partners L.P., Denbury Resources, Inc., Halcón Resources Corporation, Oasis Petroleum Inc., Stone Energy Corporation, Ultra Petroleum Corporation, and Vanguard Natural Resources, LLC from the Peer Group, and to add Energen Corporation, Matador Resources Company, Newfield Exploration Company, Parsley Energy, Inc., Range Resources Corporation, RSP Permian, Inc., SM Energy Company, and Southwestern Energy Company to the Peer Group.

Elements of Compensation

Pay Mix

The compensation committee used the Peer Group for purposes of establishing the mix of compensation elements. Our NEOs’ compensation includes the following key components:

•	Base salary;

•	Annual cash bonus; and

•	Long-term, equity-based incentive awards.

The approximate allocation of compensation elements in the 2016 compensation packages for each NEO was as follows:

	CEO*	CFO	COO*	EVP of Exploration*	General Counsel
Base Salary	14.55%	17.78%	14.55%	14.55%	21.47%
Annual Incentive Bonus (at Target)	11.64%	14.22%	11.64%	11.64%	16.12%
Restricted Stock Units	14.55%	17.78%	14.55%	14.55%	21.47%
Performance Stock Unit (at Target)	59.27%	50.22%	59.27%	59.27%	40.94%

Total	100%	100%	100%	100%	100%

*	Does not add to 100% due to rounding.

Base Salaries

Each NEO’s annual base salary is a fixed component of compensation that is related to performing specific job duties and functions. The compensation committee establishes the annual base salary rate for each of the NEOs at a level necessary to retain the individual’s services in a competitive marketplace. The compensation committee annually reviews the NEOs’ base salaries and makes adjustments upon consideration of factors that it deems relevant, including but not limited to: (i) any increase or decrease in an executive’s responsibilities, (ii) the executive’s job performance, and (iii) the level of compensation paid to executives of other companies with which we compete for executive talent, as estimated based on publicly available information, with the assistance of A&M in collecting the information, the recommendations of the CEO as to NEOs other than himself, and the experience of members of the compensation committee.

For 2016 base salaries, the compensation committee analyzed the appropriateness of the base salary for each of our NEOs in light of the base salaries of other executives in the Peer Group, both on a stand-alone basis and as a component of total compensation. In connection with this review, the committee determined not to make any changes to the NEOs’ annual base salaries, and, as such, the salaries for each of our CEO, CFO, COO, and EVP of Exploration were $400,000, and for the General Counsel was $365,000.

2016 Annual Incentive Awards

Description of 2016 Program and Goals

The compensation committee established annual bonus awards for the NEOs to reward performance against critical 2016 strategic goals. The awards provided for a range of pay-outs between 0% to 200% of the target opportunity, depending on the Company’s results for the year relative to the performance measures.

For 2016, the compensation committee determined not to change the NEOs’ annual incentive target opportunities from 2015, and approved the following 2016 target bonus opportunities:

Named Executive Officer	2016 Target Bonus
CEO	$320,000
CFO	$320,000
COO	$320,000
EVP of Exploration	$320,000
General Counsel	$274,000

In determining the goals, the compensation committee considered the Company’s growth objectives and competitive challenges for the year. The mix of 2016 award metrics included goals relating to Net Production (MMcfe per day, or MMcfe/d), Exploration and Production Capital Expenditures (“E&P CapEx”), Midstream Capital Expenditures (“Midstream CapEx”), General and Administrative Expense (“G&A”), and Safety, each as further described below. The Net Production, CapEx and G&A metrics were chosen because they align the interests of the NEOs with those of our stockholders by incentivizing continued economic growth and managing costs. As the Company is committed to Safety, the compensation committee believes it is important to tie a meaningful portion of each NEO’s annual incentive award to Safety performance. The rationale for including these metrics as applicable to 2016 executive compensation is as follows.

•	The Net Production metrics are based on fiscal year net production (excluding acquired wells).

•	The E&P CapEx metrics are based upon net operated capital expenditures incurred during the fiscal year (excludes employee overhead), and includes drilling and completion costs per foot, as well as several other factors that impact capital expenditures.

•	The Midstream CapEx metrics reflect the growing size and importance of midstream to Rice Energy’s long-term value creation and are designed to reward accuracy of capital budgeting, timeliness of project completion, and cost control.

•	The G&A metric reflects cash general and administrative expense, as adjusted, and reflects the importance of exhibiting cost control and operating efficiently.

•	The Safety metrics are based on OSHA recommendations, with equal weighting given to reactive measures (i.e., incident rates) and proactive measures (i.e., reporting and trainings).

After determining the metrics described above, the compensation committee established relative weightings for each category. The level of each weighting was intended to indicate the relative importance of each metric for 2016, as follows:

Metric	Percentage of Award
Net Production (MMcfe/d)(1)	25%
E&P CapEx(2)	20%
Midstream CapEx(3)	20%
G&A ($MM)(4)	10%
Safety (% improvement)(5)	25%

Total	100%

(1)	Net Production is calculated as the full fiscal year net production, but excludes production from wells acquired during the fiscal year.
(2)	Includes net operated capital expenditures incurred during the fiscal year (excludes employee overhead) for the Marcellus and Utica shale drilling locations.
(3)	Includes total spend, percentage of projects completed on-time, and actual versus budgeted costs associated with our midstream business segments.
(4)	Reflects cash general and administrative expense.
(5)	Consists of improvement base upon reactive and proactive safety measures, as internally measured, as compared to 2015 safety performance.

The compensation committee designed the performance goals and payout relationships to ensure that performance that significantly outperformed the target goals would be rewarded with above target payout levels up to the cap established by the committee. Similarly, performance that did not meet the goals could reduce bonus payouts to as low as 0%. In setting the target goals, the compensation committee sought to establish challenging and difficult goals that would motivate and reward the NEOs for the delivery of strong growth in business results, without encouraging excessive risk-taking. Threshold, target and maximum achievement paid out at 50%, 100%, and 200%, respectively.

Payout of 2016 Annual Incentive Bonus

In January 2017, the compensation committee determined, after assessing the Company’s performance against Net Production, E&P CapEx, Midstream CapEx, G&A and Safety, that the 2016 annual bonus awards had been earned by each of the NEOs as follows:

•	2016 Net Production was achieved above target, which resulted in a payout of 163.8% of target;

•	2016 E&P CapEx was achieved above target, which resulted in a pay-out of 183.6% of target;

•	2016 Midstream CapEx was achieved above target, which resulted in a payout of 177.7% of target;

•	2016 G&A was achieved above the maximum, which resulted in a pay-out of 200% of target; and

•	2016 Safety metrics were achieved above target, which resulted in a payout of 181.3% of target.

Based on the weightings of the goals, a payout of approximately 178.5% of target was determined as to each of the NEOs, as illustrated in the following tables:

Performance Goals	Payout as % of Target (A)	Weighting (B)	Weighted Payout as % of Target Bonus Opportunity ((A) x (B))
Net Production	163.8%	25%	40.9%
E&P CapEx	183.6%	20%	36.7%
Midstream CapEx	177.7%	20%	35.5%
G&A ($MM)	200%	10%	20%
Safety	181.3%	25%	45.3%
Total		100%	178.5%

Individual payouts for each NEO of their respective 2016 annual incentive awards were as follows:

Officer	2016 Target Incentive Opportunity(A)	2016 Actual Performance as a Percent of Target Bonus Opportunity (B)	2016 Bonus Payout (A) x (B)
CEO	$320,000	178.5%	$571,200
CFO	$320,000	178.5%	$571,200
COO	$320,000	178.5%	$571,200
EVP of Exploration	$320,000	178.5%	$571,200
General Counsel	$274,000	178.5%	$489,090

Long-Term Incentive Awards

In order to incentivize management, our board of directors adopted the LTIP. Our NEOs are eligible to participate in the LTIP, which provides for the grant of restricted stock, restricted stock units, options, stock appreciation rights, dividend equivalent rights, performance awards, annual incentive awards and other stock-based awards that are intended to align the interests of key employees (including the NEOs) with those of our stockholders. In February 2016, our compensation committee approved grants of performance stock units and restricted stock units to each of our NEOs.

Rice Energy’s 2016 long-term incentive program was designed to place significant emphasis on performance, with a majority of executives’ target long-term incentive opportunity awarded in performance stock units and the remaining awarded in restricted stock units. The compensation committee approved the following 2016 target long-term incentive opportunities for the NEOs (values are rounded to the nearest dollar which were the same as in 2015):

Officer	2016 Target Long-Term Incentive: Restricted Stock Units	2016 Target Long-Term Incentive: Performance Stock Units	2016 Target Total Long-Term Incentive Award Value
CEO	$399,999	$1,630,000	$2,029,999
CFO	$399,999	$1,130,000	$1,529,999
COO	$399,999	$1,630,000	$2,029,999
EVP of Exploration	$399,999	$1,630,000	$2,029,999
General Counsel	$364,998	$695,892	$1,060,980

Performance Stock Unit Awards

The design of the 2016 performance stock unit awards aligns the interests of our executives with stockholders by tying the vesting of the awards to two equally-weighted goals of: (i) achievement of a compound annual growth rate of the Company’s common stock and (ii) relative performance of the Company’s common stock against a peer group of companies, in each case, over an approximately three-year performance period (the “PSU Goals”). The potential payouts of the awards can range from 0% to 200% of the target award, depending on the performance of Rice Energy’s common stock.

The performance levels for the PSU Goals for 2016 are summarized in the table below:

Performance Levels	Relative Performance of the Company’s Common Stock(1)		Compound Annual Growth Rate of the Company’s Common Stock	Percentage of Target Award Earned
Threshold	25th Percentile		8%	50%
Target	50th Percentile		10%	100%
Maximum	Top Performer	(2)	12%	200%

(1)	Determined based upon the performance of the Company’s common stock as compared to the following companies: Antero Resources Corporation, Range Resources Corporation, EQT Corporation, Cabot Oil & Gas Corporation, Southwestern Energy Company, Gulfport Energy Corporation and National Fuel Gas Company.
(2)	“Top Performer” means the highest return among the peer group.

For more information regarding the performance stock units granted to our NEOs in 2016, see the “Summary Compensation Table in 2016, 2015 and 2014,” the “Grants of Plan-Based Awards in 2016,” and “Outstanding Equity Awards at Fiscal Year-End 2016” tables in this proxy statement.

Restricted Stock Units

The 2016 restricted stock unit awards granted to our NEOs were awarded primarily for retention purposes and vest in three equal annual installments, commencing on the first anniversary of the grant date. The restricted stock units also link the NEOs’ compensation to future stock price performance and, as they are stock-settled upon vesting, increase the NEOs’ stock ownership. For more information regarding the restricted stock units granted to our NEOs in 2016, see the “Summary Compensation Table in 2016, 2015 and 2014,” “Grants of Plan-Based Awards in 2016,” and the “Outstanding Equity Awards at Fiscal Year-End Table 2016” in this proxy statement.

Pay-Out of 2014 Performance Stock Unit Awards

In January 2017, the compensation committee determined that the 2014 performance stock unit awards had been earned based on the achievement of two equally-weighted goals of: (i) the compound annual growth rate of the Company’s common stock and (ii) relative performance of the Company’s common stock against a peer group of companies, in each case, over approximately a three-year performance period (the “2014 PSU Goals”). A description of the performance and potential pay-out levels applicable to the 2014 PSU Goals is set forth on page 25 of the Company’s proxy statement filed with the SEC on April 17, 2015.

The achievement against the 2014 PSU Goals was as follows:

Relative Performance of the Company’s Common Stock(1)	Compound Annual Growth Rate of the Company’s Common Stock	Percentage of Target Award Earned
200%	0%	100%

(1)	Determined based upon the performance of the Company’s common stock as compared to the following companies: Antero Resources Corp, Range Resources Corp., EQT Corporation, Cabot Oil & Gas Corp., Southwestern Energy Co., Rex Energy Corp., Magnum Hunter Resources Corp., Gulfport Energy Corp. and National Fuel Gas Co.

As a result of the achievement of the 2014 PSU Goals, the compensation committee approved on January 30, 2017 that each NEO earned the following number of shares of common stock of their respective 2014 performance stock unit award:

Officer	Earned 2014 Performance Stock Units
CEO	56,110
CFO	38,898
COO	56,110
EVP of Exploration	56,110
General Counsel	23,959

Stock Ownership Guidelines

Each of the NEOs are subject to the Company’s Stock Ownership and Retention Guidelines that were adopted by the Company in January 2017 (the “Guidelines”). Pursuant to the Guidelines’ requirements, the NEOs are required to accumulate and maintain the following equity ownership in the Company’s securities within five years of the date that the Guidelines were adopted:

Officer	Multiple of Base Salary
CEO	5x
CFO	4x
COO	4x
EVP of Exploration	4x
General Counsel	3x

All of the NEOs currently are in compliance with the Guidelines.

Other Benefits

Health and Welfare Benefits

Our NEOs are eligible to participate in broad-based retirement and health and welfare plans. These arrangements include medical, dental and disability insurance, as well as health savings accounts. These benefits are provided in order to ensure that we are able to competitively attract and retain officers and other employees. This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all employees.

Retirement Benefits

We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), whereby employees, including our NEOs, are allowed to contribute portions of their compensation (which includes all compensation reported on Form W-2 for the year) to a tax-qualified retirement account. Under our 401(k) plan, we provide matching contributions equal to 100% of the first 6% of employees’ eligible compensation contributed to the plan. Historically, we have not maintained, and do not currently maintain, a defined benefit pension plan or a nonqualified deferred compensation plan providing for retirement benefits.

Employment, Severance or Change in Control Agreements

In connection with the IPO, our NEOs entered into employment agreements with us. Under these agreements, each of our NEOs may be entitled to certain cash severance and other benefits if their employment is terminated by the Company without “cause,” by the NEO for “good reason,” or in connection with death or disability. The employment agreements also provide for additional cash severance in the event an NEO is terminated without “cause” or terminates for “good reason” in connection with a change in control. The agreements provide that in the event a NEO’s employment is terminated under those circumstances, the unvested portion of his equity awards granted under the LTIP will vest. For more information regarding the terms and provisions of the NEOs’ employment agreements, see “Potential Payments Upon Employment Termination or Change in Control.”

The employment agreements with our NEOs do not provide for payment to cover excise taxes imposed under Section 4999 of the Code. Rather, payments due upon a change of control will be reduced to the extent necessary to avoid such excise tax, unless it is determined that the net after tax benefits to an NEO would be greater if such reductions were not imposed.

The compensation committee believes these provisions in the NEOs’ employment agreements are consistent with market practice, are necessary to retain the NEOs, will ensure that their actions and recommendations with respect to change in control transactions are in Rice Energy’s and our stockholders’ best interests, and will reduce the distraction regarding the impact of such potential transactions on the employment status of a NEO.

No Hedging/Pledging Policies

Our insider trading policy prohibits hedging transactions and transactions involving derivative securities in Rice Energy securities, such as short selling, transactions in debt that may be convertible into Company common stock, trading in Company-based option contracts, transactions in straddles or collars, and writing puts or calls. Our insider trading policy also prohibits the purchasing by employees, officers and directors of Rice Energy securities on margin or pledging Rice Energy securities as collateral for a loan, without the prior consent of the board.

Section 162(m) Deductibility

With certain exceptions, Section 162(m) of the Code (“Section 162(m)”) limits the Company’s deduction for compensation in excess of $1 million paid to certain covered employees (generally our CEO and three next highest-paid executive officers, other than the CFO). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m). Our compensation committee reserves the discretion to provide compensation that is both market and performance-based. While our compensation committee considers the tax impact of any compensation arrangement, the committee evaluates such impact in light of our overall compensation objectives. Our compensation committee reserves the right to approve non-deductible compensation if it believes it is in the best interests of our stakeholders. Additionally, if any provision of a plan or award that is intended to be performance-based, within the meaning of Section 162(m), is later found not to satisfy the conditions of Section 162(m), our ability to deduct such compensation may be limited.

For a corporation that first becomes a publicly held corporation, the $1 million deduction limitation imposed by Section 162(m) does not apply to remuneration paid under a plan or agreement that existed during the period in which the corporation was not publicly held. This exemption may be relied upon until the earlier of: (i) the expiration of the plan or agreement, (ii) a material modification of the plan or agreement, (iii) the issuance of all employer stock and other compensation that has been allocated under the plan, or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the IPO occurred. Accordingly, deduction limitations imposed by Section 162(m) will not apply to compensation payable under our compensatory plans and agreements to the extent any such plan or agreement satisfies the applicable exemption requirements.

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on its review and discussion with management, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

John McCartney, Chairman
James W. Christmas

Compensation and Risk

The Company’s compensation program is designed to motivate and reward our executive officers and other employees for their performance during the fiscal year and over the long-term and for taking appropriate business risks. Based on its review of the risk mitigating components of the Company’s compensation programs, the compensation committee and management concluded that the Company’s compensation programs do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on the Company.

Our compensation program for our executives and other key employees includes the following features, which reduce incentives for excessive risk taking and mitigate incentives to maximize short-term results at the expense of long-term value for stockholders:

•	Balanced Pay Mix: The target compensation mix is heavily weighted towards long-term incentive compensation.

•	Mix of Performance Metrics: We do not rely on a single performance metric to determine payouts for performance-based awards. Instead, performance targets are tied to a variety of metrics, including Net Production, CapEx, G&A, Safety, compound annual growth rate of the Company’s common stock, and relative performance of the Company’s common stock against a peer group of companies.

•	Calculation and Verification of Performance: Controls are in place to ensure accuracy of calculations as to actual performance against metrics.

•	Cap on Incentive Payouts: Executive payouts are capped at 200% of the target award to protect against excessive payouts.

•	Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period.

Summary Compensation Table in 2016, 2015 and 2014

The following table provides compensation information regarding Rice Energy’s: (i) principal executive officer (Mr. Daniel J. Rice IV), (ii) principal financial officer (Mr. Grayson T. Lisenby), and (iii) the next three most highly compensated executives during 2016 (Messrs. Toby Z. Rice, Derek A. Rice and William E. Jordan). We refer to these executives as our “named executive officers” or “NEOs.”

In reviewing the table, and particularly the “Stock Awards” columns for 2014, you should note that most of the disclosed amounts do not relate to compensation paid or to be paid by the Company. In particular, amounts in the “NGP Holdings Incentive Units” and “Rice Holdings Incentive Units” columns represent compensation paid or to be paid by Rice Holdings and NGP Holdings to our NEOs, in accordance with terms of incentive units issued by Rice Holdings and NGP Holdings. See “Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Tables – Incentive Units” for further information.

			Stock Awards
Name and Principal Position	Year	Salary ($)	Rice Energy (LTIP Awards)(1) ($)	Rice Midstream Partners (Phantom Units)(2) ($)	NGP Holdings Incentive Units ($)	Rice Holdings Incentive Units ($)	Daniel J. Rice III Incentive Burden (Rice Energy Shares) ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Daniel J. Rice, IV	2016	400,000	2,358,907	—	—	—	—	571,200	15,900	3,346,007
Chief Executive	2015	400,000	2,361,169	—	—	—	—	487,360	18,000	3,269,529
Officer	2014	377,692	2,575,410	250,008	7,596,971	7,557,616	261,981	493,120	11,592	19,124,390
Grayson T. Lisenby	2016	400,000	1,758,015	—	—	—	—	571,200	15,900	2,745,115
Senior Vice	2015	400,000	1,761,662	—	—	—	—	487,360	—	2,649,022
President and Chief Financial Officer	2014	350,462	1,908,112	250,008	14,695,747	10,796,594	378,671	493,120	—	28,872,714
Toby Z. Rice	2016	400,000	2,358,907	—	—	—	—	571,200	15,900	3,346,007
President and	2015	400,000	2,361,169	—	—	—	—	487,360	18,000	3,269,529
Chief Operating Officer	2014	377,692	2,575,410	250,008	11,420,993	4,318,637	158,881	493,120	16,479	19,611,220
Derek A. Rice	2016	400,000	2,358,907	—	—	—	—	571,200	15,900	3,346,007
Executive Vice	2015	400,000	2,361,169	—	—	—	—	487,360	18,000	3,269,529
President of Exploration	2014	377,692	2,575,410	250,008	7,596,971	7,557,616	261,981	493,120	11,592	19,124,390
William E. Jordan	2016	365,000	1,201,418	—	—	—	—	489,090	15,900	2,071,408
Senior Vice President, General Counsel and Corporate Secretary	2015	365,000	1,203,663	—	—	—	—	417,302	18,000	2,003,965

(1)	The amounts shown in this column represent the aggregate grant date fair value of restricted stock unit and performance stock unit awards granted under the LTIP, computed in accordance with FASB ASC Topic 718. The grant date fair value of the restricted stock unit awards and performance stock unit awards granted to the NEOs in 2016 is as follows:

	Restricted Stock Unit Awards	Performance Stock Unit Awards
Daniel J. Rice IV	$399,999	$1,958,908
Grayson T. Lisenby	$399,999	$1,358,016
Toby Z. Rice	$399,999	$1,958,908
Derek A. Rice	$399,999	$1,958,908
William E. Jordan	$364,998	$836,420

See Note 16 to the consolidated financial statements included in the Form 10-K for information regarding the assumptions used in determining the grant date fair values of the LTIP awards.

Assuming that the highest level of performance conditions will be achieved, the maximum payout amounts for the performance stock unit awards are as follows: Mr. Daniel Rice IV, $3,260,000; Mr. Lisenby, $2,260,000; Mr. Toby Rice, $3,260,000; Mr. Derek Rice, $3,260,000; and Mr. Jordan, $1,392,000.

(2)	The amounts shown in the 2014 row of this column represent the aggregate grant date fair value of the RMP phantom units under the Rice Midstream Partners LP 2014 Long-Term Incentive Plan (the “RMP LTIP”), computed in accordance with FASB ASC Topic 718. See Note 16 to the consolidated financial statements included in the Company’s Form 10-K for information regarding the assumptions used in determining the grant date fair values of the RMP phantom units.
(3)	This column includes annual bonuses earned for 2016 based on performance against metrics as described in “Compensation Discussion and Analysis — Elements of Compensation — 2016 Annual Incentive Awards.”
(4)	For 2016, amounts reported in the “All Other Compensation” column reflect company matching contributions to the NEOs’ 401(k) plan accounts.

Grants of Plan-Based Awards in 2016

The following table sets forth each NEO’s non-equity and equity incentive plan awards made in 2016.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Daniel J. Rice IV	AIP	—	160,000	320,000	640,000	—	—	—	—	—
	PSU	2/29/2016	—	—	—	109,192	218,384	436,769	—	1,958,908
	RSU	2/29/2016	—	—	—	—	—	—	44,593	399,999
Grayson T. Lisenby	AIP	—	160,000	320,000	640,000	—	—	—	—	—
	PSU	2/29/2016	—	—	—	75,698	151,395	302,791	—	1,358,016
	RSU	2/29/2016	—	—	—	—	—	—	44,593	399,999
Toby Z. Rice	AIP	—	160,000	320,000	640,000	—	—	—	—	—
	PSU	2/29/2016	—	—	—	109,192	218,384	436,769	—	1,958,908
	RSU	2/29/2016	—	—	—	—	—	—	44,593	399,999
Derek A. Rice	AIP	—	160,000	320,000	640,000	—	—	—	—	—
	PSU	2/29/2016	—	—	—	109,192	218,384	436,769	—	1,958,908
	RSU	2/29/2016	—	—	—	—	—	—	44,593	399,999
William E. Jordan	AIP	—	137,000	274,000	548,000	—	—	—	—	—
	PSU	2/29/2016	—	—	—	46,623	93,246	186,493	—	836,420
	RSU	2/29/2016	—	—	—	—	—	—	40,691	364,998

(1)	The awards indicated in this column are the following: Annual Incentive Plan award opportunity for the annual incentive bonus under the Annual Incentive Bonus Plan (AIP); performance stock unit awards granted under our LTIP (PSU); and restricted stock units granted under our LTIP (RSU).

Additional Information Regarding Our Summary Compensation and Grants of Plan-Based Awards Tables

Employment Agreements

In connection with our IPO, each of our executive officers then employed by us entered into employment agreements with us on January 29, 2014 (the “Employment Agreements”). We also entered into an employment agreement with Mr. Wingo in February 2015. The terms of the Employment Agreements automatically renew for successive annual terms unless terminated by the executive officer or us in advance of the end of the initial term or any renewal term.

Pursuant to the Employment Agreements, each NEO is entitled to the following: (i) a minimum annual base salary ($400,000 for each of our CEO, COO and EVP of Exploration, $300,000 for each of our CFO and General Counsel), (ii) participation in the annual incentive bonus program, (iii) participation in our long-term incentive plans, including equity incentive plans, (iv) reimbursement of business expenses, and (v) three weeks of paid time off, or such greater amount of vacation as may be determined in accordance with our vacation policy as in effect from time to time.

Each executive officer also is entitled to certain payments upon the occurrence of a change in control or certain employment termination events, including termination by the executive officer for good reason and termination by the Company without cause. These events and the related payouts to which each executive officer may be entitled to are discussed under “Potential Payments Upon Termination or Change in Control.”

Incentive Units

The Summary Compensation Table includes, for 2014, compensation information with regard to “NGP Holdings Incentive Units,” “Rice Holdings Incentive Units,” and “Daniel J. Rice III Incentive Burden (Rice Energy Shares).” This information is included in the Summary Compensation Table as required by SEC regulations. However, as explained below, it does not represent compensation paid or payable by us. Instead, these amounts reflect, respectively, obligations of NGP Holdings and Rice Holdings with respect to incentive units they issued to the CEO, CFO, COO and EVP of Exploration (collectively, the “NEO Unitholders”), and shares of our common stock transferred to the NEO Unitholders in connection with the extinguishment of an incentive burden attributable to Daniel J. Rice III, which is described in more detail below.

Prior to our IPO in January 2014, we did not provide long-term incentives to our NEOs. Instead, Rice Operating provided incentive units (the “REO Incentive Units”) to the NEO Unitholders, in addition to other Rice Energy employees. The REO Incentive Units, which were granted in January 2012, April 2013 and June 2013, had no value for tax purposes on the respective dates on which they were granted. They represented an interest in future Rice Operating profits that would be realized only if the underlying assets of Rice Operating (principally, its equity interest in a predecessor to the Company) provided specified returns to investors in Rice Operating. The REO Incentive Units were intended to provide the holders with the ability to benefit from the growth in our operations and business, because such growth would be expected to (i) increase the value of Rice Operating’s equity interest in the predecessor, (ii) provide a return to investors in Rice Operating and (iii) if the return was large enough, provide distributions to holders of the REO Incentive Units (including the NEO Unitholders).

In connection with our IPO and the related corporate reorganization, the NEO Unitholders (and other holders of REO Incentive Units) contributed their REO Incentive Units (except for those exchanged for shares of our common stock in connection with the extinguishment of the incentive burden attributable to Daniel J. Rice III, as described below) to Rice Holdings and NGP Holdings in return for incentive units in such entities that, in the aggregate, were substantially similar to the REO Incentive Units they previously held (except with respect to the incentive burden attributable to Daniel J. Rice III). As a result, Rice Holdings and NGP Holdings, in accordance with their respective limited liability company agreements, became obligated to provide the NEO Unitholders a portion of the respective distributions made by NGP Holdings and Rice Holdings, which distributions either constituted cash received upon the sale of our common stock (in the case of NGP Holdings) or constituted shares of our common stock (in the case of Rice Holdings), but only if specified, substantial amounts of distributions were first made to investors in those entities.

In 2014, NGP Holdings made distributions to its investors of the net proceeds of sales of a portion of our common stock that it held. Because the aggregate amount of distributions to each of the investors exceeded specified amounts (which we refer to below as “distribution thresholds”) set forth in the NGP Holdings limited liability company agreement, some of the classes (tiers) of NGP Holdings incentive units became entitled to participate in NGP Holdings distributions. As a result, NGP Holdings made cash distributions to holders of incentive units, including the NEO Unitholders; distributions to the CEO, CFO, COO, and EVP of Exploration in 2014 were $1,291,285, $2,301,904, $2,010,826, and $1,291,285, respectively. As a result of additional sales of our common stock by NGP Holdings in August 2015, NGP Holdings made additional cash distributions to its members, including holders of incentive units; distributions to the CEO, CFO, COO, and EVP of Exploration totaled $2,042,401, $3,708,309, $2,942,616 and $2,042,401, respectively. In April 2016, NGP Holdings sold all of the remaining shares of our common stock that it held and made final distributions to its members, including holders of incentive units. In connection with this distribution, the distribution thresholds with regard to two additional tiers of NGP Holdings’ incentive units were satisfied, and distributions were made to the CEO, CFO, COO, and EVP of Exploration totaling $3,504,279, $6,560,388, $5,046,017 and $3,504,279, respectively. No further distributions will be made by NGP Holdings.

Similarly, the Rice Holdings limited liability company agreement entitles holders of incentive units to a portion of distributions made by Rice Holdings once specified distribution thresholds have been reached. Under the Rice Holdings limited liability company agreement, distributions are based on an amount (the “Distributable Amount”) essentially equal to the sum of shares of our common stock held by Rice Holdings and certain shares (the “Credited Shares”) initially held by Rice Partners, subsequently held by the Rice Trust and currently held by the 2016 Rice Trust; the Credited Shares were credited against Rice Holdings’ distribution obligations initially to Rice Partners and, later, to the Rice Trust, and will be credited against Rice Holdings’ September 2017 distribution obligations to the 2016 Rice Trust. In August 2014, in accordance with the terms of the Rice Holdings limited liability company agreement, Rice Holdings made a notional distribution of approximately one-quarter of the Distributable Amount to Rice Partners (a portion of the Credited Shares were credited against Rice Holdings’ distribution obligation to Rice Partners).

Due to Rice Partners’ priority rights, no distributions were made to holders of the Rice Holdings incentive units in 2014. In September 2015, Rice Holdings made an additional distribution of approximately one-third of the then-remaining Distributable Amount (with respect to distributions to the Rice Trust, which had succeeded to Rice Partners’ membership interest, a portion of the Credited Shares was credited against Rice Holdings’ distribution obligations to the Rice Trust). In connection with this distribution, the distribution threshold with regard to one of Rice Holdings’ tiers of incentive units was satisfied, and holders of the incentive units became entitled to participate in distributions. As a result, Rice Holdings made distributions of shares of our common stock to holders of the incentive units, including the NEO Unitholders; distributions to the CEO, CFO, COO, and EVP of Exploration in 2015 were 10,560 shares, 15,085 shares, 6,034 shares, and 10,560 shares, respectively. In September 2016, Rice Holdings made a distribution of approximately one-half of the then-remaining Distributable Amount (with respect to distributions to the Rice Trust, a portion of the Credited Shares were credited against Rice Holdings’ distribution obligations to the Rice Trust); in connection with this distribution, the distribution threshold with regard to a second tier of Rice Holdings’ incentive units was satisfied. Rice Holdings’ distributions of shares of our common stock to the CEO, CFO, COO, and EVP of Exploration in 2016 were 92,924 shares, 132,749 shares, 53,099 shares, and 92,924 shares, respectively.

Based upon the $19.24 closing market price per share of our common stock on September 18, 2015 (the date as of which the number of shares distributed in 2015 was determined) the value of the shares received by the CEO, CFO, COO, and EVP of Exploration in 2015 was $203,174, $290,235, $116,094, and $203,174, respectively. Based upon the $26.91 closing market price per share of our common stock on September 16, 2016 (the date as of which the number of shares distributed in 2016 was determined) the value of the shares received by the CEO, CFO, COO, and EVP of Exploration in 2016 was $2,500,585, $3,572,276, $1,428,894, and $2,500,585, respectively. Rice Holdings will make a final distribution to its members, including the 2016 Rice Trust, as successor to the Rice Trust, and holders of the incentive units (including the NEO Unitholders), with respect to all of remaining Distributable Amount in September 2017. However, because we are not a party to the limited liability company agreements of Rice Holdings, we cannot be certain that the terms of the incentive units will not change in the future.

Under the terms of the limited liability company agreements of NGP Holdings and Rice Holdings, a portion of some tiers of service vesting incentive units were not vested at the time of at least some of the distributions. Nevertheless, the Company is aware that each of NGP Holdings and Rice Holdings has provided distributions to holders of those unvested units. See “Stock Vested in 2016” for additional information.

For information regarding the priority distributions required to be made to the 2016 Rice Trust before the distribution threshold is achieved with respect to the Rice Holdings Tier III incentive units (the only tier of Rice Holdings incentive units for which a distribution threshold has not yet been achieved), the percentage of the 2017 distribution to be provided by Rice Holdings allocable to each tier of Rice Holdings incentive units, and the NEO Unitholders’ respective percentage interest in each tier of Rice Holdings incentive units, see footnote 3 to the Outstanding Equity Awards at Fiscal Year-End 2016 table. (As noted above, no further distributions will be made by NGP Holdings.)

The obligations relating to the incentive units are pre-IPO legacy obligations initially provided by Rice Operating, and subsequently provided by Rice Holdings and NGP Holdings. Rice Energy is not obligated to make, and is not responsible for, any cash or Rice Energy share distributions in connection with the incentive units. All such distributions have been made by NGP Holdings (with respect to the NGP Holdings incentive units) or have been or will be made by Rice Holdings (with respect to the Rice Holdings incentive units).

Despite the fact that distributions of cash and our common stock under the incentive units have been and (in the case of Rice Holdings) will be made to holders of the incentive units, including the NEO Unitholders, by NGP Holdings and Rice Holdings, and not by us, the Summary Compensation Table treats the incentive units as if they constitute our compensation.

This is because SEC regulations require that we report all compensation paid to the NEOs, including compensation paid by third parties, for all services rendered by the NEOs in all capacities to us. Moreover, as a result of the IPO and corporate reorganization, the incentive units, which previously were accounted for in accordance with FASB ASC Topic 710, were deemed to be modified and, therefore, subsequently were accounted for as equity compensation under ASC Topic 718. In accordance with ASC Topic 718, we treated the modified instrument as newly granted, with a new grant date being deemed to occur on January 29, 2014 (the date of our corporate reorganization). As a result, we treated the incentive units as equivalent to stock awards and included the “grant date” fair value of the NGP Holdings Incentive Units and the Rice Holdings Incentive Units (i.e., the fair value on the January 29, 2014 effective date of the corporate reorganization) in the 2014 row of their respective sub-columns under the “Stock Awards” column in the Summary Compensation Table. This value is significantly in excess of the fair value of the predecessor REO Incentive Units on the respective dates they initially were granted.

Therefore, in reviewing the 2014 row of the “Stock Awards” columns of the Summary Compensation Table and related tables, please note the following considerations with respect to the incentive units:

•	The incentive units are not our obligations.

•	All distributions with respect to the incentive units have been made by Rice Holdings and NGP Holdings and, in 2017, will be made by Rice Holdings – none have been, or will be, made by us.

•	The incentive units are pre-IPO legacy obligations initially provided by Rice Operating, the predecessor to Rice Holdings and NGP Holdings, in January 2012, April 2013 and June 2013 – not in 2014, 2015 or 2016.

•	The incentive units were designed to reward the NEOs and others in the event that a significant return on investment was achieved by Rice Holdings and NGP Holdings, which, due to those entities’ holdings in our common stock, would indirectly result from the NEOs’ efforts to expand our operations and business.

•	Our liquidity was not, and will not be, affected by distributions to holders of the incentive units.

•	Our stockholders will not be diluted by distributions of our common stock to holders of the incentive units.

As noted above, in addition to the NEO Unitholders’ contribution of REO Incentive Units to Rice Holdings and NGP Holdings in return for incentive units in such entities, the NEO Unitholders exchanged the remaining portion of their REO Incentive Units for shares of our common stock in connection with the extinguishment of an incentive burden attributable to Daniel J. Rice III. Specifically, in connection with our IPO and the related corporate reorganization, Daniel J. Rice III exchanged his membership interest in Rice Operating for shares of our common stock. In computing the number of shares to exchange, we referenced a valuation of Rice Operating prior to our IPO and, based upon that valuation, a calculation of the distributions that would be made to members of Rice Operating, assuming a concurrent liquidation of Rice Operating. In connection with the assumed liquidation, distributions would have been made both to the investors in Rice Operating (including Daniel J. Rice III), and holders of the REO Incentive Units (including the NEO Unitholders). Therefore, the number of shares of our common stock that we ultimately issued to Daniel J. Rice III in exchange for his membership interest in Rice Operating was net of a number of shares (the “Reduction Shares”) that reflected his pro rata share (as among the investors in Rice Operating, based on the amounts of their respective capital accounts) of the distributions that would be made to holders of REO Incentive Units in the assumed liquidation. We issued to holders of the REO Incentive Units (including the NEO Unitholders), in exchange for the REO Incentive Units they continued to hold after contributing most of their REO Incentive Units to NGP Holdings and Rice Holdings, a number of shares of our common stock equal in the aggregate to the number of Reduction Shares. The grant date fair value, based upon the $23.31 per share IPO price of our common stock, of the portion of the Reduction Shares attributable to each of the NEO Unitholders is included in the 2014 row of the “Daniel J. Rice III Incentive Burden (Rice Energy Shares)” sub-column under the “Stock Awards” column of the Summary Compensation Table.

The Summary Compensation Table also treats the Reduction Shares as if they constitute our compensation. Please note, however, that our issuance of the Reduction Shares to the holders of REO Incentive Units, including the NEO Unitholders (i) is, in essence, in lieu of distribution rights the holders of REO Incentive Units otherwise would have had under the Amended and Restated Limited Liability Agreement of Rice Operating and (ii) was offset by the reduction in the number of shares we delivered to Daniel J. Rice III in exchange for his interest in Rice Operating.

Outstanding Equity Awards at Fiscal Year-End 2016

The following table sets forth information regarding outstanding equity awards held by our NEOs at December 31, 2016.

	Stock Awards
Name	Type of Award(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Daniel J. Rice IV	RSU	119,365	(2)	2,548,443	(4)	—	—
	RHIU	70,000	(3)	0	(5)	—	—
	PSU	—		—		267,732	5,716,078
Grayson T. Lisenby	RSU	102,153	(2)	2,180,967	(4)	—	—
	RHIU	100,000	(3)	0	(5)	—	—
	PSU	—		—		185,606	3,962,688
Toby Z. Rice	RSU	119,365	(2)	2,548,443	(4)	—	—
	RHIU	40,000	(3)	0	(5)	—	—
	PSU	—		—		267,732	5,716,078
Derek A. Rice	RSU	119,365	(2)	2,548,443	(4)	—	—
	RHIU	70,000	(3)	0	(5)	—	—
	PSU	—		—		267,732	5,716,078
William E. Jordan	RSU	105,490	(2)	2,252,212	(4)	—	—
	RHIU	—		—		—	—
	PSU	—		—		114,318	2,440,689

(1)	The awards indicated in this column are the following: restricted stock units and performance stock units for which the performance period ended at December 31, 2016 (RSU); incentive units issued under the Rice Holdings limited liability company agreement (RHIU); and performance stock unit awards granted under our LTIP (PSU).
(2)	The table below shows the vesting dates for the respective RSUs listed in the above table:

Vesting Date	CEO	CFO	COO	EVP of Exploration	General Counsel
1/29/2017	—	—	—	—	23,810
2/9/2017	7,036	7,036	7,036	7,036	6,420
2/27/2017	14,864	14,864	14,864	14,864	13,563
5/8/2017	4,590	4,590	4,590	4,590	4,189
2/9/2018	7,036	7,036	7,036	7,036	6,421
2/27/2018	14,864	14,864	14,864	14,864	13,563
2/27/2019	14,865	14,865	14,865	14,865	13,565

These numbers also include 2014 performance stock units for which the performance period ended at December 31, 2016, but which were not deemed earned by the compensation committee until the first quarter of 2017. For more information regarding the 2014 performance stock units earned by each NEO, see “Compensation Discussion and Analysis – Long-Term Incentive Awards – Pay-Out of 2014 Performance Stock Unit Awards” in this proxy statement.

(3)	The amount shown is the number of Rice Holdings Tier III incentive units, all of which were unvested at December 31, 2016. The Tier III Units will vest upon the receipt by the 2016 Rice Trust of additional distributions, in the form of cash or shares of Rice Energy common stock (including, for this purpose, certain shares held by the 2016 Rice Trust that are credited against Rice Holdings’ distribution obligations to the 2016 Rice Trust) valued, in accordance with the terms of the Rice Holdings limited liability company agreement, at $197,919,938; as noted below, this amount constitutes a threshold above which holders of Tier III Units will begin participating in distributions. Under the Rice Holdings limited liability company agreement, for purposes of determining if the Tier III vesting threshold will be achieved in connection with the next and final distribution by Rice Holdings in September 2017, distributions of our common stock will be valued based on the volume weighted average trading price of a share of our common stock on the NYSE over the 30-trading day period ending on and including September 15, 2017.

The 2016 Rice Trust and the holders of the several tiers of incentive units will participate in the September 2017 distribution to the extent indicated in the table below:

	2016 Rice Trust	Tier I	Tier II	Tier III
Based on vested incentive units as of December 31, 2016	80%	10%	10%	—
Upon the Receipt by the 2016 Rice Trust of Additional Distributions Totaling More than $197,919,938	70%	10%	10%	10%

The percentage interest of each NEO in the three tiers of Rice Holdings incentive units as of December 31, 2016 was as follows:

	Rice Holdings Incentive Units
Name	Rice Holdings Tier I Units (%)	Rice Holdings Tier II Units (%)	Rice Holdings Tier III Units (%)
Daniel J. Rice IV	7.00%	7.00%	7.00%
Grayson T. Lisenby	10.00%	10.00%	10.00%
Toby Z. Rice	4.00%	4.00%	4.00%
Derek A. Rice	7.00%	7.00%	7.00%
William E. Jordan	—	—	—

(4)	The market value of the RSUs is based on the $21.35 closing market price per underlying share of our common stock on December 30, 2016, as reported by the NYSE.
(5)	There is no trading market for the Rice Holdings incentive units. In determining “market value” for purposes of the table, we assumed the distribution (or deemed distribution) on December 31, 2016 by Rice Holdings of shares of our common stock, in accordance with the terms of the Rice Holdings limited liability company agreement. Under the Rice Holdings limited liability company agreement, for purposes of determining if the vesting threshold with respect to the Tier III Units has been achieved, distributions of our common stock are valued based on the volume weighted average trading price of a share of our common stock on the NYSE over the 30-trading day period ending on and including the trading day immediately preceding such date of determination. Assuming that the date of determination was December 31, 2016, no shares would have been distributed to holders of Tier III Units. Therefore, the Tier III Units are deemed to have no value.
(6)	This column shows the number of unvested performance stock units as of December 31, 2016. The performance stock units will vest, based on performance achieved during the 2015-2017 and 2016-2018 performance periods, on the date that the compensation committee certifies the performance achievement and, for purposes of this table, assumes that performance goals were achieved at target levels.
(7)	The amounts in this column are based on the $21.35 per share closing price of our common stock on December 30, 2016, as reported by the NYSE and assume that performance goals were achieved at target levels.

Stock Vested in 2016

The following table provides information regarding the Rice Energy restricted stock units and NGP Holdings and Rice Holdings incentive units that vested in 2016, in accordance with the terms of the applicable limited liability company agreement, and the values realized (calculated in the manner described in the footnotes to the table).

	Stock Awards
	Number of Shares/Units Acquired on Vesting (#)				Aggregate Value Realized on Vesting ($)(4)

Name	Rice Energy (LTIP Awards)	NGP Holdings Incentive Units(1)	Rice Holdings Incentive Units(2)	RMP Phantom Units(3)
Daniel J. Rice IV	11,626	120,589	77,778	15,152	7,667,959
Grayson T. Lisenby	11,626	401,535	111,112	15,152	12,796,617
Toby Z. Rice	11,626	298,152	44,445	15,152	9,123,004
Derek A. Rice	11,626	120,589	77,778	15,152	7,667,959
William E. Jordan	10,608	—	—	24,242	694,058

(1)	The table below contains information regarding the tiers of NGP Holdings incentive units and the number of incentive within those tiers that vested during 2016:

Name	NGP Holdings Legacy Tier I Units	NGP Holdings Legacy Tier II Units	NGP Holdings New Tier I Units	NGP Holdings New Tier II Units	NGP Holdings New Tier III Units
Daniel J. Rice IV	7,778	70.000	42,811	—	—
Grayson T. Lisenby	11,112	100,000	62,864	75,853	151,706
Toby Z. Rice	4,445	40,000	54,916	66,264	132,527
Derek A. Rice	7,778	70,000	42,811	—	—
William E. Jordan	—		—	—	—

See footnote 4 below for additional information regarding the vesting of the NGP Holdings incentive units.

(2)	The table below contains information regarding the tiers of Rice Holdings incentive units and the number of incentive within those tiers that vested during 2016:

Name	Rice Holdings Tier I Units	Rice Holdings Tier II Units
Daniel J. Rice IV	7,778	70,000
Grayson T. Lisenby	11,112	100,000
Toby Z. Rice	4,445	40,000
Derek A. Rice	7,778	70,000
William E. Jordan	—	—

See footnote 4 below for additional information regarding the vesting of tiers of Rice Holdings incentive units.

(3)	All RMP phantom units vested on December 19, 2016. The closing market price per unit on December 19, 2016 was $22.98.
(4)	With regard to the NGP Holdings incentive units and the Rice Holdings incentive units, the method used to compute the value realized upon vesting by an NEO Unitholder varied depending on the particular tier of incentive units involved, as described below.

NGP Holdings:

Legacy Tier I Units. The Legacy Tier I Units vested on a monthly basis; the final monthly vesting occurred in April 2016, after which all Legacy Tier I Units were vested. For purposes of computing the value realized upon vesting with regard to the respective Legacy Tier I Units that vested in each of the first four months of 2016, we used the sum of the following:

(a)	the actual proceeds realized in connection with sales of our common stock and distributed by NGP Holdings to the NEO Unitholder with respect to the vesting Legacy Tier I Units prior to the applicable vesting date (we have been advised that distributions were allocated to holders of Legacy Tier I Units regardless of whether or not they were vested under the terms of the NGP Holdings limited liability company agreement); and

(b)	the amount derived with respect to the vesting Legacy Tier I Units by assuming that, on the applicable vesting date, all of the remaining shares of our common stock then held by NGP Holdings were sold, and the proceeds were distributed to each NEO Unitholder in accordance with the terms of the NGP Holdings limited liability company agreement. For this purpose, we used the closing price per share of our common stock on the applicable vesting date to determine the proceeds to be realized from the assumed sale of our common stock by NGP Holdings.

Legacy Tier II Units. Under the terms of the NGP Holdings limited liability company agreement, the Legacy Tier II Units were to vest once NGP RE Holdings, L.L.C., one of the two investors in NGP Holdings, received a specified amount of distributions (the “NGP I Distribution Threshold”). In connection with NGP Holdings’ final distribution, the NGP I Distribution Threshold was reached, as a result of which the Legacy Tier II Units vested and participated in the final distribution. The value realized by the NEO Unitholder with respect to the Legacy Tier II Units is equal to the actual amount of the final distribution allocated to his Legacy Tier II Units.

New Tier I Units and New Tier II Units. Under the terms of the NGP Holdings limited liability company agreement, the New Tier I Units and New Tier II Units were to vest monthly through June 2018. However, in April 2016, NGP Holdings sold all remaining shares of Rice Energy common stock that it held and made a final distribution to the members of NGP Holdings, including holders of New Tier I Units and New Tier II Units, regardless of whether such incentive units had previously vested (in effect, vesting of all then unvested New Tier I Units and New Tier II Units was accelerated, as reflected in the table). Therefore, for purposes of computing the value realized upon the vesting of the New Tier I Units and New Tier II Units:

(a)	With respect to the New Tier I Units and New Tier II Units that vested in each of the four months of 2016 prior to the final distribution, we used the sum of the following:

(i)	the actual proceeds realized in connection with sales of our common stock and distributed by NGP Holdings to the NEO Unitholder with respect to the vesting New Tier I Units and New Tier II Units prior to the applicable vesting date (we have been advised that distributions were allocated to holders of New Tier I Units and New Tier II Units regardless of whether or not they were vested under the terms of the NGP Holdings limited liability company agreement); and

(ii)	the amount derived with respect to the vesting New Tier I Units and New Tier II Units by assuming that, on the vesting date, all of the remaining shares of our common stock held by NGP Holdings were sold, and the proceeds were distributed to each NEO Unitholder in accordance with the terms of the NGP Holdings limited liability company agreement. For this purpose, we used the closing price per share of our common stock on the applicable vesting date to determine the proceeds to be realized from the assumed sale of our common stock by NGP Holdings.

(b)	With respect to the remaining unvested New Tier I Units and New Tier II Units, the value realized upon vesting is equal to the sum of (i) the actual proceeds realized in connection with sales of our common stock and distributed by NGP Holdings to the NEO Unitholder with respect to the then-unvested New Tier I Units and New Tier II Units prior to the final distribution and (ii) the actual amount of the final distribution allocated to those incentive units.

New Tier III Units. Under the terms of the NGP Holdings limited liability company agreement, the New Tier III Units were to vest once NGP RE Holdings II, L.L.C., one of the two investors in NGP Holdings, received a specified amount of distributions (the “NGP II Distribution Threshold”). In connection with NGP Holdings’ final distribution, the NGP II Distribution Threshold was reached, as a result of which the New Tier III Units vested and participated in the final distribution. The value realized by the NEO Unitholder with respect to the New Tier III Units is equal to the actual amount of the final distribution allocated to his New Tier III Units.

For each NEO Unitholder, the amount shown in the table as the value realized upon vesting of the NGP Holdings incentive units is the sum of the amounts computed as described above.

Rice Holdings:

Tier I Units. The Tier I Units vested on a monthly basis; the final monthly vesting occurred in April 2016, after which all Tier I Units were vested. For purposes of computing the value realized upon vesting with regard to the respective Tier I Units that vested in each of the first four months of 2016, we used the sum of the following:

(a)	the value of the actual number of shares of our common stock distributed by Rice Holdings to the NEO Unitholder with respect to the vesting Tier I Units prior to the applicable vesting date, based on the closing price of a share of our common stock on that date (we have been advised that distributions of shares were allocated to holders of Tier I Units regardless of whether they were vested under the terms of the Rice Holdings limited liability company agreement), and

(b)	The amount derived with respect to the vesting Tier I Units by assuming that, on the applicable vesting date, all of the remaining shares of our common stock then held by Rice Holdings (including the shares held by the Rice Trust that would be credited against Rice Holdings’ distribution obligations to the Rice Trust) were distributed, in accordance with the terms of the Rice Holdings limited liability company agreement, based on the volume weighted average trading price of a share of our common stock on the NYSE over the 30-trading day period ending on and including the trading day immediately preceding the applicable vesting date; we then valued such shares based on the closing price of a share of our common stock on the applicable vesting date).

Tier II Units. Under the terms of the Rice Holdings limited liability company agreement, the Tier II Units were to vest once the Rice Trust received distributions of Rice Energy common stock having a value, as computed under the agreement, equal to a specified amount (the “Rice Trust Distribution Threshold”). The Rice Trust Distribution Threshold was reached based on the determination, in accordance with the terms of the Rice Holdings limited liability company agreement, of the value of the distributed Rice Holdings common stock as of September 17, 2016, based on the volume weighted average trading price of a share of our common stock on the NYSE over the 30-trading day period ending on, and including, September 16, 2016. As a result, the Tier II Units vested and became entitled to participate in distributions. For purposes of computing the value realized upon vesting, we added the sum of (a) the number of shares distributed to the NEO Unitholder in September 2016 in respect of the Tier II Units that he held and (b) the number of shares that would have been distributed to the NEO Unitholder with respect to his Tier II Units, assuming all shares that continued to be held by Rice Holdings (including, for this purpose, shares held by the Rice Trust that would be credited against Rice Holdings’ distribution obligations to the Rice Trust) following the September 2016 distribution also were distributed on September 17, 2016 in accordance with the terms of the Rice Holdings limited liability company agreement, based on the volume weighted average trading price of a share of our common stock on the NYSE over the 30-trading day period ending on, and including, September 16, 2016. We then valued the Rice Energy shares distributed and assumed to be distributed based on the $29.68 closing price of a share of our common stock on September 16, 2016.

For each NEO Unitholder, the amount shown in the table as the value realized upon vesting of the Rice Holdings incentive units is the sum of the amounts computed as described above.

The table below shows the value realized upon vesting with respect to Rice Energy restricted stock units and each tier of NGP incentive units and Rice Holdings incentive units that vested during 2016.

Value Realized on Vesting ($)
Name	Rice Energy (LTIP Awards)	RMP Phantom Units	NGP Holdings Legacy Tier I Units	NGP Holdings Legacy Tier II Units	NGP Holdings New Tier I Units	NGP Holdings New Tier II Units	NGP Holdings New Tier III Units	Rice Holdings Tier I Units	Rice Holdings Tier II Units
Daniel J. Rice IV	150,123	348,193	484,850	279,516	3,972,622	—	—	267,530	2,165,125
Grayson T. Lisenby	150,123	348,193	692,637	399,308	5,831,987	1,573,391	325,770	382,173	3,093,035
Toby Z. Rice	150,123	348,193	277,054	159,723	5,139,067	1,374,191	284,574	152,865	1,237,214
Derek A. Rice	150,123	348,193	484,850	279,516	3,972,622	—	—	267,530	2,165,125
William E. Jordan	136,977	557,081	—	—	—	—	—	—	—

Under the terms of the limited liability company agreements of NGP Holdings and Rice Holdings, a portion of the each tier of service vesting incentive units remained unvested and continued to vest on a monthly basis after the distribution threshold with respect to that tier was achieved. Nevertheless, the Company is aware that each of NGP Holdings and Rice Holdings have provided distributions to holders of those unvested units. In essence, the holders of unvested service vesting incentive units have received distributions as if these incentive units were, in fact, vested. If all of the incentive service vesting incentive units had, in fact, become vested on the date of the corporate reorganization (January 29, 2014), the values realized on vesting by the each NEO Unitholder, based on the $23.31 closing price per share of our common stock on that date, would have been as follows:

Name	Value Realized on Assumed January 29, 2014 Vesting ($)
	NGP Holdings Incentive Units	Rice Holdings Incentive Units
Daniel J. Rice IV	7,431,189	6,517,186
Grayson T. Lisenby	14,082,917	9,310,265
Toby Z. Rice	10,848,110	3,724,106
Derek A. Rice	7,431,189	6,517,186
William E. Jordan	—	—

Under the Rice Holdings limited liability company agreement, for purposes of determining the allocation of shares of our common stock among members of Rice Holdings, including holders of incentive units, in connection with distributions by Rice Holdings, our common stock is valued based on the volume weighted average trading price of a share of our common stock on the NYSE over the 30-trading day period ending on and including the trading day immediately preceding the date of determination. However, because the corporate reorganization occurred on January 29, 2014, in connection with our IPO, and there is insufficient trading history to establish a 30-trading day period volume weighted average trading price, we assumed that the volume weighted average trading price of our common stock was $23.31, which, as noted above, was the closing price of a share of our common stock on the date of our corporate reorganization.

You should note that, except with respect to the NGP Holdings New Tier III Units, the values listed in the table above are not based solely upon actual distributions from NGP Holdings and Rice Holdings received or to be received by our NEOs who hold incentive units. The amount of actual distributions to holders of the NGP Holdings incentive units have been based upon actual proceeds of sales of our common stock received by NGP Holdings, and the amount of actual distributions of our common stock to holders of Rice Holdings incentive units have been and will be based upon the 30-trading day volume weighted average trading price of our common stock up to, and including, the trading day preceding the applicable determination date. See “Additional Information Regarding Our Summary Compensation and Grants of Plan-Based Awards Tables – Incentive Units” for information on actual distributions made to those NEOs who have held and continue to hold incentive units.

Potential Payments Upon Termination or Change in Control

The following tables set forth information concerning the change in control and severance payments to be made to each of our NEOs in connection with a change in control or termination of employment, presuming a termination or change in control date of December 30, 2016 and a valuation of our common stock based on its closing market price on December 30, 2016 of $21.35 per share The below tables only include information for employment termination or change in control events that trigger vesting or severance-related payments, and assume that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described below. Additional descriptions of the terms of our agreements, plans and arrangements with our NEOs are set forth in “Compensation Discussion and Analysis” and “Additional Information Regarding Our Summary Compensation and Grants of Plan-Based Awards Tables.”

The payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans or arrangements which are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO.

The definitions of terms used in the agreements, plans and arrangements described below are set forth in “Definitions” under “Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

Employment Agreements

Under the Employment Agreements, each NEO is entitled to receive the following amounts upon a termination by the executive for “good reason” (as such term is defined below) or by the Company without “cause” (as such term is defined below): (i) accrued and earned amounts, (ii) a prorated annual bonus for the year of termination, (iii) a severance payment equal to one times (two times in the event of a qualifying termination within the 12-month period following a “change in control” (as such term is defined below)) the sum of the executive’s base salary on the date of termination and the average annual bonus for the three prior calendar years, and (iv) vesting of the unvested portion of any outstanding LTIP awards. The NEOs are also entitled to continued coverage under our group health plan for the COBRA period (up to 18 months) elected for the executive and the executive’s spouse and eligible dependents, at no greater premium cost than that which applies to our active senior executive employees.

The Employment Agreements with our NEOs do not provide for payment to cover excise taxes imposed under Section 4999 of the Code (e.g. no change in control gross-up payments). Rather, payments due upon a change of control will be reduced to the extent necessary to avoid such excise tax, unless it is determined that the net after tax benefits to an NEO would be greater if such reductions were not imposed.

In the event of a termination of employment due to death or disability, the unvested portion of an NEO’s LTIP awards will vest, and he (or his estate) will receive any accrued amounts.

The Employment Agreements also include certain confidentiality, non-competition and non-solicitation obligations. These provisions generally provide that: (i) NEOs will refrain, both during and after termination of employment, from publishing any oral or written statements about the Company, or its affiliates, customers, suppliers or consultants (A) that are disparaging, slanderous, libelous, or defamatory, (B) disclose confidential information, or (C) place the Company and such persons in a false light before the public and (ii) for a period of one year following employment termination, they will (A) refrain from carrying on or engaging in, directly or indirectly, any business in competition with the Company or its affiliates, (B) not engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company or any of its affiliates, or (C) not canvass, solicit, approach, or entice away, or cause to be canvassed, solicited, approached, or enticed away, from the Company or any of its affiliates any person who or which is a customer of any of such entities during the period during which the NEO was employed by the Company.

Daniel J. Rice IV*

	Termination without Cause or for Good Reason ($)	Termination in Connection with a Change in Control ($)(1)	Death ($)	Disability ($)
Compensation
Cash Severance	917,227	1,834,453	—	—
Pro-Rata Bonus	487,360	487,360	—	—
Long Term Incentives
Restricted Stock Units — Unvested & Accelerated	1,350,516	1,350,516	1,350,516	1,350,516
Performance Stock Units — Unvested & Accelerated(2)	4,890,000	4,890,000	4,890,000	4,890,000
Benefits and Perquisites
Health Insurance(3)	15,248	$15,248	15,248	15,248

Total	7,660,350	8,577,577	6,255,764	6,255,764

*	Footnotes follow the last table in this section of the proxy statement.

Grayson T. Lisenby*

	Termination without Cause or for Good Reason ($)	Termination in Connection with a Change in Control ($)(1)	Death ($)	Disability ($)
Compensation
Cash Severance	917,227	1,834,453	—	—
Pro-Rata Bonus	487,360	487,360	—	—
Long Term Incentives
Restricted Stock Units — Unvested & Accelerated	1,350,516	1,350,516	1,350,516	1,350,516
Performance Stock Units — Unvested & Accelerated(2)	3,390,000	3,390,000	3,390,000	3,390,000
Benefits and Perquisites
Health Insurance(3)	15,024	15,024	15,024	15,024

Total	6,160,126	7,077,352	4,755,539	4,755,539

*	Footnotes follow the last table in this section of the proxy statement.

Toby Z. Rice*

	Termination without Cause or for Good Reason ($)	Termination in Connection with a Change in Control ($)(1)	Death ($)	Disability ($)
Compensation
Cash Severance	917,227	1,834,453	—	—
Pro-Rata Bonus	487,360	487,360	—	—
Long Term Incentives
Restricted Stock Units — Unvested & Accelerated	1,350,516	1,350,516	1,350,516	1,350,516
Performance Stock Units — Unvested & Accelerated(2)	4,890,000	4,890,000	4,890,000	4,890,000
Benefits and Perquisites
Health Insurance(3)	15,879	15,879	15,879	15,879

Total	7,660,981	8,578,208	6,256,394	6,256,394

*	Footnotes follow the last table in this section of the proxy statement.

Derek A. Rice*

	Termination without Cause or for Good Reason ($)	Termination in Connection with a Change in Control ($)(1)	Death ($)	Disability ($)
Compensation
Cash Severance	917,227	1,834,453	—	—
Pro-Rata Bonus	487,360	487,360	—	—
Long Term Incentives
Restricted Stock Units — Unvested & Accelerated	1,350,516	1,350,516	1,350,516	1,350,516
Performance Stock Units — Unvested & Accelerated(2)	4,890,000	4,890,000	4,890,000	4,890,000
Benefits and Perquisites
Health Insurance(3)	5,293	5,293	5,293	5,293

Total	7,650,395	8,567,622	6,245,809	6,245,809

*	Footnotes follow the last table in this section of the proxy statement.

William E. Jordan*

	Termination without Cause or for Good Reason ($)	Termination in Connection with a Change in Control ($)(1)	Death ($)	Disability ($)
Compensation
Cash Severance	817,121	1,634,243	—	—
Pro-Rata Bonus	417,302	417,302	—	—
Long Term Incentives
Restricted Stock Units — Unvested & Accelerated	1,740,687	1,740,687	1,740,687	1,740,687
Performance Stock Units — Unvested & Accelerated(2)	2,087,973	2,087,973	2,087,973	2,087,973
Benefits and Perquisites
Health Insurance(3)	15,024	15,024	15,024	15,024

Total	5,078,107	5,895,228	3,843,683	3,843,683

(1)	If a change in control occurred and the NEO’s employment did not terminate, the NEO would not be entitled to additional payments or benefits. The narrative following these tables contains a description of events that constitute a “change in control.”
(2)	The amounts reflect an assumption that performance was achieved at the target award level, and exclude the 2014 performance stock unit awards, which the NEOs would have a right to receive as of December 31, 2016 pursuant to the terms of the award agreement.
(3)	“Health Insurance” benefit expense reflects cumulative COBRA costs for the applicable continuation period based on 2016 and expected 2017 COBRA rates.

Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control

The following narrative provides additional information of the plans, arrangements, and agreements that relate to the potential payments set forth in the tables above. The definitions of terms used in such plans, arrangements and agreements are set forth below under “Definitions.” This summary, however, does not purport to be a complete description of all the provisions of the agreements with the executives.

Vesting Provisions Regarding Rice Energy Performance Stock Unit and Restricted Stock Unit Awards

With respect to performance stock unit awards, except as otherwise provided in another Company plan or agreement or described below, in the event of a participant’s employment termination during the applicable performance period or the participant’s breach of certain confidentiality covenants set forth in the award agreement, any performance stock units, whether earned or unearned, will automatically be cancelled and forfeited in their entirety. Generally, if the participant ceases to be employed by us during the performance period as a result of the participant’s disability or death, the participant will vest in full and the number of shares earned pursuant to the award will be determined at the end of the performance period.

With respect to restricted stock unit awards, except as otherwise provided in another Company plan or agreement or described below, in the event a participant’s employment is terminated, any unvested restricted stock units will be automatically forfeited. In the event a participant’s termination is due to death or disability, all unvested restricted stock units will vest.

Definitions

The following terms are defined under the Employment Agreements or the award agreements:

•	“Cause” is defined under the Employment Agreements generally to mean a determination by the board of directors (or its delegates) that the executive (i) has engaged in gross negligence, gross incompetence, or misconduct in the performance of the executive’s duties to us, (ii) has failed without proper legal reason to perform the executive’s duties and responsibilities to us, (iii) has breached any material provision of the Employment Agreement or any written agreement or corporate policy or code of conduct established by us, (iv) has engaged in conduct that is, or could reasonably expected to be, materially injurious to us, (v) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to us, or (vi) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

•	“Good Reason” is defined under the Employment Agreements generally to mean (i) a material diminution in the executive’s base salary, other than as a part of one or more decreases that (A) does not exceed, in the aggregate, more than 10% of the base salary as in effect on the date immediately prior to such decrease, and (B) are applied similarly to all of our similarly situated executives; (ii) a material diminution in the executive’s authority, duties, or responsibilities; or (iii) the involuntary relocation of the geographic location of the executive’s principal place of employment by more than 75 miles from the location of the executive’s principal place of employment as of the effective date of the Employment Agreement.

•	“Change in Control” is defined under the Employment Agreements generally to mean (i) a merger, consolidation, or sale of all or substantially all of our assets if (A) our stockholders prior to the transaction do not continue to own equity securities with 50% or more of the voting power eligible to be cast in the election of directors after the transaction in substantially the same proportion or (B) the members of our board immediately prior to the transaction do not constitute at least a majority of the board of directors of the resulting entity immediately after the transaction; (ii) the dissolution or liquidation of the Company; (iii) when any person, entity, or group, other than certain persons, acquires or gains ownership or control of more than 50% of the combined voting power of the outstanding securities of the Company, or (iv) as a result of, or in connection with, a contested election of directors, the persons who were members of our board immediately before such election cease to constitute a majority of the board.

•	Disability is defined under the award agreements to mean a disability that entitles an employee to disability benefits under the Company’s long-term disability plan.

PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

The second proposal item to be voted on is the advisory approval of the Company’s executive compensation.

As described in detail in “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these goals by being committed to “paying for performance.”

The compensation committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Please read “Compensation Discussion and Analysis,” which describes the Company’s executive compensation program and the decisions made by the compensation committee in 2016 in more detail, including information about the fiscal year 2016 compensation paid to our NEOs.

The Company has delivered solid financial results for our stockholders since our IPO in January 2014. For a discussion of the Company’s recent significant achievements, see “Compensation Discussion and Analysis.” We believe that our executive compensation programs have played a material role in our ability: (i) to drive the strong financial results described in “Compensation Discussion and Analysis” and (ii) to attract and retain a highly experienced, successful team to manage the Company.

We are asking our stockholders to indicate their support for the compensation paid to our NEOs as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the compensation paid to our executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our executive officers and the philosophy, policies and practices described in this proxy statement, and is held annually.

Accordingly, we ask our stockholders to vote “FOR,” on an advisory basis, the compensation paid to our executive officers by adopting the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Company or the board of directors. However, our board of directors and our compensation committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our executive officers, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION AS DISCLOSED

UNDER “COMPENSATION DISCUSSION AND ANALYSIS” AND THE ACCOMPANYING

COMPENSATION TABLES UNDER “EXECUTIVE COMPENSATION” CONTAINED IN

THIS PROXY STATEMENT.

EQUITY COMPENSATION PLAN INFORMATION TABLE

This table provides information about our common stock subject to our equity compensation plan as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	3,288,414	(1)	—	14,211,586	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	3,288,414	(1)	—	14,211,586

(1)	Of this total related to the LTIP, 1,637,699 are restricted stock units and 1,650,715 are performance stock units (assuming performance at a target level).
(2)	The total number of shares authorized for issuance under the LTIP is 17,500,000. The awards under the LTIP may be granted in the form of bonus stock, restricted stock, restricted stock units, options, stock appreciation rights, dividend equivalent rights, performance awards, annual incentive awards and other stock-based awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information as of April 3, 2017 (except as otherwise indicated in the footnotes), regarding the beneficial ownership of our common stock and preferred stock by:

•	each person who is known by us to own beneficially more than five percent of our common stock or our preferred stock;

•	each member of our board of directors and each of our NEOs; and

•	all members of our board of directors and our executive officers as a group.

The table also presents the ownership of common units of RMP owned of record or beneficially as of April 3, 2017, by:

•	each member of our board of directors and each of our NEOs; and

•	all members of our board of directors and our executive officers as a group.

The Company owns a majority interest in RMP.

The following disclosure is based on 73,519,133 common units of RMP, 205,049,274 shares of our common stock and 38,020 shares of our preferred stock issued and outstanding as of April 3, 2017.

	Common Stock		Preferred Stock		Aggregate Voting Power
Name of Beneficial Owner	Number of Shares Owned(1)	Percentage of Beneficial Ownership	Number of Shares Owned (1)(2)(3)	Percentage of Beneficial Ownership	Percentage of Voting Power(3)
5% Stockholders:

Rice Energy 2016 Irrevocable Trust(5)(6)
2200 Rice Drive Canonsburg, PA 15317	29,800,000	14.53%	—	—	12.26%
Rice Energy Holdings LLC(5)(7)
2200 Rice Drive Canonsburg, PA 15317	4,007,041	1.95%	—	—	*
Vanguard Group Inc.(8)
100 Vanguard Blvd. Malvern, PA 19355	12,204,495	5.95%	—	—	5.02%
Viking Global Investors LP(9)
55 Railroad Avenue, Greenwich, CT 06830	11,206,758	5.47%	—	—	*
Lone Pine Capital LLC(10)
Two Greenwich Plaza, 2nd Floor Greenwich, CT 06830	11,688,668	5.70%	—	—	*
Quantum Energy Entities (11)
1401 McKinney Street Suite 2700 Houston, Texas 77010			24,238.004	63.75%	9.97%
Riverstone V Vantage II Holdings, L.P. (12)
712 Fifth Avenue, 19th Floor New York, NY 10019			4,240.024	11.15%	*
LR – Vantage Holdings II, L.P. (13)
274 Riverside Ave., 3rd Floor Westport, CT 06880			6,579.982	17.31%	*

*	Less than five percent of voting power, on an as-converted basis.

	Rice Energy Inc.					Rice Midstream Partners LP
Name of Beneficial Owner	Number of Shares Owned(1)	Right to Acquire(4)	Total	% of Beneficial Ownership	% of Voting Power	Number of Common Units Beneficially Owned(20)	Percentage of Common Units Beneficially Owned
Directors and Named Executive Officers:
Daniel J. Rice IV(14)	167,599	4,590	172,189	*		11,380	*
Grayson T. Lisenby(15)	165,317	4,590	169,907	*		27,007	*
Toby Z. Rice(16)	202,206	4,590	206,796	*		22,880	*
Derek A. Rice(17)	167,599	4,590	172,189	*		10,380	*
William E. Jordan(18)	53,059	4,188	57,247	*		22,611	*

Robert F. Vagt	37,085	12,346	49,431	*		—	—
Daniel J. Rice III	2,556,844	—	2,556,844	1.25%		—	—
Kathryn J. Jackson	—	—	—	*		—	—
James W. Christmas(19)	120,321	8,395	128,716	*		—	—
John McCartney	15,233	8,148	23,381	*		—	—
All Executive Officers and Directors of Rice Energy as a Group (12 persons)(20)	3,484,773	55,454	3,540,227	1.73%	1.46%	94,258	*

*	Less than 1% of shares outstanding
(1)	The shares of our common stock and preferred stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares (i) voting power, which includes the power to vote, or direct the voting of, such security, or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which the person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock and preferred stock.
(2)	The holders of the preferred stock (collectively, the “Vantage Sellers”) were formerly owners of equity interests in Vantage Energy, LLC, a Delaware limited liability corporation, and Vantage Energy II, LLC, a Delaware limited liability corporation (together, “Vantage”). On October 19, 2016, we acquired Vantage. Under the Purchase and Sale Agreement dated September 26, 2016, pursuant to which we acquired Vantage, as partial consideration that for the acquisition, we issued 40.0 million common units in Rice Operating (“REO Common Units”) to the Vantage Sellers. Each REO Common Unit is immediately redeemable for a share of our common stock or, at our option, cash in an amount equal to the weighted average closing price of a share of our common stock for the five trading day period prior to and including the last full trading day immediately prior to the date that the holder delivers a notice of redemption. (Because we, and not the holder of an REO Common Unit, have the right to determine whether our common stock or cash will be distributed after redemption of REO Common Units, shares of our common stock that might be issuable upon redemption of the REO Common Units are not included in the table.) In addition, we issued to the Vantage Sellers 1/1000th of a share of preferred stock for each REO Common Unit held by them. These shares of preferred stock generally are outstanding in tandem with the REO Common Units, and any permitted transfer of a Common Unit must be accompanied by a transfer of 1/1000th of a share of preferred stock. Upon any redemption of REO Common Units, the redeeming Vantage Seller must surrender for cancellation a number of shares of preferred stock held in tandem that are equal to 1/1000th of the number of REO Common Units being redeemed.

(3)	Each 1/1000th of a share of preferred stock entities the holder to one vote on all matters submitted to a vote of the holders of common stock.
(4)	The numbers in this column represent shares underlying restricted stock units that may be settled within 60 days of April 3, 2017.
(5)	The Company, Rice Holdings, and the 2016 Rice Trust currently are parties to the Stockholders Agreement with regard to the shares of common stock held by such parties. Among other things, the Stockholders Agreement requires the parties thereto to take all necessary actions, including, where applicable, voting their shares of common stock, for the election of three nominees designated by Rice Holdings. The Stockholders Agreement will terminate on the earlier of the date on which (i) Rice Holdings and its affiliates no longer own at least 2.5% of our outstanding common stock and (ii) we receive written notice from Rice Holdings requesting the termination of the Stockholders Agreement. Rice Holdings and the 2016 Rice Trust, the current parties to the Stockholder Agreement, share voting power with respect to 33,807,041 shares of our common stock (29,800,000 shares held by the 2016 Rice Trust and 4,007,041 shares held by Rice Holdings) and thus beneficially own, in the aggregate, approximately 16.49% of the common stock of the Company. Details on the number of shares beneficially owned by each of the 2016 Rice Trust and Rice Holdings are set forth in footnotes 6 and 7, respectively, to the beneficial ownership table. For more information regarding the Stockholders Agreement, see “Stockholder Proposals for the 2018 Annual Meeting—Stockholders Agreement and 2016 Events.”
(6)	Includes 33,807,041 shares as to which the 2016 Rice Trust has shared voting power and 29,800,000 shares as to which the 2016 Rice Trust has sole dispositive power. Andrew L. Share, trustee of the 2016 Rice Trust, is also deemed to have such beneficial ownership. See footnote 5 above for additional information regarding the shared voting power of the 2016 Rice Trust and Mr. Share. Of the shares beneficially owned by the 2016 Rice Trust and Mr. Share, 13,000,000 shares are held in a margin account at a brokerage firm, subject to the broker’s lien on all of the account assets. The information in the table and this footnote is derived from an amendment to Schedule 13D filed by Rice Holdings, the 2016 Rice Trust and Mr. Share with the SEC on December 30, 2016, reporting beneficial ownership as of December 30, 2016.
(7)	Includes 33,807,041 shares as to which the Rice Holdings has shared voting power and 4,007,041 shares as to which Rice Holdings has sole dispositive power. See footnote 5 for additional information regarding Rice Holdings’ shared voting power. The information in the table and this footnote is derived from the amendment to Schedule 13D referenced in the preceding paragraph, which, among other things, reported Rice Holdings’ beneficial ownership as of December 30, 2016.
(8)	Of the shares listed in the table, The Vanguard Group has sole voting power with respect to 93,747 shares, shared voting power with respect to 14,323 shares, sole dispositive power with respect to 12,204,495 shares and shared dispositive power with respect to 100,539 shares. Two wholly-owned subsidiaries of The Vanguard Group, Inc. beneficially own an aggregate of 108,070 of the shares listed in the table. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2017, reporting beneficial ownership as of December 31, 2016. The number of shares held by The Vanguard Group may have changed subsequent to December 31, 2016.
(9)	Includes 2,522,442 shares of common stock held by Viking Global Equities LP, a Delaware limited partnership (“VGE”), as to which VGE shares voting and dispositive power; 147,943 shares held by Viking Global Equities II LP, a Delaware limited partnership (“VGE II”), as to which VGE II shares voting and dispositive power; 4,726,812 shares held by VGE III Portfolio Ltd., a Cayman Islands exempted company (“VGE III”), as to which VGE III shares voting and dispositive power; 3,018,059 shares held by Viking Long Fund Master Ltd., a Cayman Islands exempted company (“VLFM”), as to which VLFM shares voting and dispositive power; and 791,501 shares held by Viking Global Opportunities Liquid Portfolio Sub-Master LP, a Cayman Islands exempted limited partnership (“Opportunities Fund”), as to which Opportunities Fund shares voting and dispositive power. Viking Global Investors LP, a Delaware limited partnership (“VGI”), provides managerial services to VGE, VGEII, VGEIII, VLFM and Opportunities Fund, and has shared voting and dispositive power as to all shares listed in the table. Viking Global Performance LLC, a Delaware limited liability company (“VGP”), is the general partner of VGE and VGEII, and investment manager to VGEIII, and shares voting and dispositive power as to the 7,397,198 shares held by those entities; Viking Long Fund GP LLC, a Delaware limited liability company (“VLFGP”), serves as the investment manager of VLFM and shares voting and dispositive power as to the 3,018,059 shares held by VLFM. Viking Global Opportunities GP LLC, a Delaware limited liability company (“Opportunities GP”), is the sole member of Viking Global Opportunities Portfolio GP LLC, a Delaware limited liability company (“Opportunities Portfolio GP”), which serves as the general partner of Opportunities Fund. Each of Opportunities GP and Opportunities Portfolio GP have shared voting and dispositive power as to the 791,501 shares held by Opportunities Fund. Andreas Halvorsen, David C. Ott, and Daniel S. Sundheim are Executive Committee Members of Viking Global Partners LLC, general partner of VGI, VGP, VLFGP and Opportunities GP, and share voting and investment power as to all shares listed in the table. The information in the table and this footnote is derived from an amendment to Schedule 13D filed with the SEC on February 14, 2017 by Messrs. Halvorsen, Ott and Sundheim, and each of the entities identified in this footnote as having shared voting and dispositive power with respect to some or all of the shares listed in the table, reporting beneficial ownership as of December 31, 2016. The number of shares held by such reporting persons may have changed subsequent to December 31, 2016.

(10)	Lone Pine Capital LLC, a Delaware limited liability company (“Lone Pine Capital”) and Stephen F. Mandel, Jr., have shared voting and dispositive power with respect to the shares listed in the table. Lone Pine Capital serves as investment manager to Lone Spruce, L.P., a Delaware limited partnership, Lone Cascade, L.P., a Delaware limited partnership, Lone Sierra, L.P., a Delaware limited partnership, Lone Tamarack, L.P., a Delaware limited partnership, Lone Cypress, Ltd., a Cayman Islands exempted company, Lone Kauri, Ltd., a Cayman Islands exempted company, Lone Monterey Master Fund, Ltd., a Cayman Islands exempted company, and Lone Savin Master Fund, Ltd., a Cayman Islands exempted company (“collectively, the “Lone Pine Funds”), with respect to the common stock directly owned by the Lone Pine Funds. Mr. Mandel is the managing member of Lone Pine Managing Member LLC, which is the Managing Member of Lone Pine Capital, with respect to the common stock directly held by each of the Lone Pine Funds. The information in this footnote is derived from a Schedule 13G filed by Lone Pine Capital LLC and Mr. Mandel with the SEC on February 2, 2017, reporting beneficial ownership as of December 31, 2016. The number of shares held by such reporting persons may have changed subsequent to December 31, 2016.
(11)	Includes 6,600.444 shares of preferred stock held by Quantum Energy Partners IV, LP, 438.001 shares of preferred stock held by Q-Vantage Parallel Partners and 289.434 shares of preferred stock held by QEM IV Direct Investment Partners (the foregoing entities are collectively referred to as the “QEM IV Entities”). Also includes 16,849.325 shares of preferred stock held by Quantum V Investment Partners (“Quantum V”). Quantum Energy Management IV, LLC (“QEM IV LLC”) is the sole general partner of Quantum Energy Management IV, LP, which is the sole general or managing partner of each of the QEM IV entities. QEM V, LLC is the sole managing partner of Quantum V. Any decision taken by a QEM IV Entity or by Quantum V to vote, or to direct to vote, and to dispose, or to direct the disposition of, the securities held by such entity must be approved by a majority of the members of the entity’s investment committee, which majority must include S. Wil VanLoh, Jr. Therefore, Mr. VanLoh may be deemed to share voting and dispositive power over all of the shares of preferred stock listed in the table as beneficially owned by the Quantum Energy Entities and may also be deemed to be the beneficial owner of these securities. Mr. VanLoh disclaims beneficial ownership of such securities in excess of his pecuniary interest in such securities. The information in this footnote is derived from an amendment to Schedule 13G filed by Quantum V, QEM V, LLP and Mr. VanLoh with the SEC on February 6, 2017, reporting beneficial ownership as of December 31, 2016. The number of shares held by such reporting persons may have changed subsequent to December 31, 2016.
(12)	Riverstone Energy Partners V, L.P. is the general partner of Riverstone V Vantage II Holdings, L.P., and Riverstone Energy GP V, LLC is the general partner of Riverstone Energy Partners V, L.P. Each of Riverstone Energy Partners V, L.P. and Riverstone Energy GP V, LLC may be deemed to beneficially own the REO Common Units held by Riverstone V Vantage II Holdings, L.P. Each of Riverstone Energy Partners V, L.P. and Riverstone Energy GP V, LLC disclaims beneficial ownership of such securities in excess of its respective pecuniary interest in the securities. The information in this footnote is as of April 3, 2017 with respect to the preferred stock; however, the Company has no information regarding any shares of common stock of the Company that may be held by this Vantage Seller.

(13)	LRP GP VI, Inc. (“LRP GP”) is the general partner of Lime Rock Partners GP VI, L.P. (“LRP GP VI”), which is the general partner of LR-Vantage Holdings II, L.P. (“LR-Vantage II”). John Reynolds and Jonathan Farber are the sole directors of LRP GP. Therefore, LRP GP, LRP GP VI, LR-Vantage II, and Messrs. Reynolds and Farber may be deemed to share voting and dispositive power over the securities held by LR-Vantage II and may also be deemed to be the beneficial owners of these securities. LRP GP, LRP GP VI, LR-Vantage II, and Messrs. Reynolds and Farber disclaim beneficial ownership of such securities in excess of their respective pecuniary interest in the securities, and this statement shall not be deemed an admission that LRP GP, LRP GP VI, LR-Vantage II, and Messrs. Reynolds and Farber are the beneficial owners of the reported common stock for the purposes of Section 13(d) of the Exchange Act or any other purpose. The information in this footnote is as of April 3, 2017 with respect to the preferred stock; however, the Company has no information regarding any shares of common stock of the Company that may be held by this Vantage Seller.
(14)	This number does not include 64,986 restricted stock units or any unearned performance stock units that have been issued to Mr. Daniel J. Rice IV under the LTIP.
(15)	This number does not include 64,986 restricted stock units or any unearned performance stock units that have been issued to Mr. Lisenby under the LTIP.
(16)	Includes an aggregate of 75,881 shares and restricted stock units that vest within 60 days of April 3, 2017 that are held by Mr. Toby Z. Rice’s spouse. This number does not include 64,986 restricted stock units or any unearned performance stock units that have been issued to Mr. Toby Z. Rice under the LTIP.
(17)	This number does not include 64,986 restricted stock units or any unearned performance stock units that have been issued to Mr. Derek A. Rice under the LTIP.
(18)	This number does not include 59,220 restricted stock units or any unearned performance stock units that have been issued to Mr. Jordan under the LTIP.
(19)	This number includes 75,000 shares for which Mr. Christmas disclaims beneficial ownership, as these shares are held in trusts which have previously been established for his children.
(20)	This number does not include an aggregate of 107,049 unvested restricted stock units granted to other executive officers of the Company.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table for directors, director nominees and executive officers may be subject to this type of security interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors and certain officers are required to file reports with the SEC when they engage in transactions in the Company’s securities pursuant to Section 16(a) of the Exchange Act. Although the Company may generally assist its directors and Section 16 officers in preparing and filing the required reports, directors and Section 16 officers retain responsibility for the reports. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Rice Energy believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2016, were met in a timely manner by its directors, executive officers, and greater than ten percent beneficial owners, except with respect to Toby Z. Rice, for whom a Form 4 was filed on March 9, 2017 to update the beneficial ownership amount to include an award made to his spouse on June 27, 2016, as well as our named executive officers, for whom amended Forms 4 were filed on May 16, 2016 to update the beneficial ownership amount to include the vesting of shares that occurred in connection with the withholding previously reported on the Form 4 filed on May 10, 2016.

POLICY WITH RESPECT TO RELATED PERSON TRANSACTIONS

Our board approved and adopted a written policy which details the procedures for the review, approval and monitoring of transactions involving us and “related persons” (directors or director nominees of the Company; senior officers of the Company, which, among others, includes Section 16 officers; stockholders owning more than 5% of the Company or its controlled affiliates, any immediate family member of any of the foregoing persons, or an entity that is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of the entity). The policy covers any related person transaction where the Company is a participant that, in the aggregate, involves or may be expected to exceed $120,000 in any calendar year (an “Interested Transaction”).

Approval Procedures

Prior to entering into an Interested Transaction, the audit committee should review the material facts of the Interested Transaction and either approve or disapprove of the entry into the Interested Transaction, unless standing pre-approval exists for the Interested Transaction. If advance committee approval of an Interested Transaction is not feasible, then the Interested Transaction should be considered and ratified (if the audit committee determines it to be appropriate) at the audit committee’s next regularly scheduled meeting. In determining whether to approve or ratify an Interested Transaction, the audit committee will take into account, among other factors it deems appropriate:

•	whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances,

•	the extent of the related person’s interest in the transaction, and

•	whether the Interested Transaction is material to the Company.

In addition, the audit committee’s chairman has been delegated the authority to pre-approve or ratify (as applicable) any Interested Transaction with a related person in which the aggregate amount involved is expected to be less than $120,000.

Standing Pre-Approval for Certain Interested Transactions

The audit committee has reviewed the types of Interested Transactions described below and determined that each are deemed to be pre-approved or ratified (as applicable) by the audit committee, even if the aggregate amount involved exceeds or will exceed $120,000:

•	Employment of Executive Officers. Any employment by the Company of an executive officer of the Company is pre-approved or ratified (as applicable) if: (i) the related compensation is required to be reported in the Company’s proxy statement or (ii) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement if the executive officer was a “named executive officer” and the compensation committee approved (or recommended that the board approve) the compensation.

•	Director Compensation. Any compensation paid to a director is pre-approved or ratified (as applicable) if the compensation is required to be reported in the Company’s proxy statement and the compensation is approved by the board or a committee thereof.

•	Certain Transactions with Other Companies. Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares is pre-approved or ratified (as applicable) if the aggregate amount involved does not exceed the greater of $1.0 million or 5% of that company’s total annual revenues.

•	Certain Company Charitable Contributions. Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director is pre-approved or ratified (as applicable) if the aggregate amount involved does not exceed the lesser of $200,000 or 5% of the charitable organization’s total annual receipts.

•	Transactions where All Stockholders Receive Proportional Benefits. Any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends) is pre-approved or ratified (as applicable).

•	Transactions Involving Competitive Bids. Any transaction involving a related person where the rates or charges involved are determined by competitive bids is pre-approved or ratified (as applicable).

•	Regulated Transactions. Any transaction with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority is pre-approved or ratified (as applicable).

•	Certain Banking-Related Services. Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services is pre-approved or ratified (as applicable).

Ongoing Transactions

In connection with each regularly scheduled meeting of the audit committee, a summary of each new Interested Transaction deemed pre-approved and each new Interested Transaction pre-approved by the chairman should be provided to the audit committee for its review.

RELATED PERSON TRANSACTIONS

Bates Colonel LLC

The Company acquired from Bates Colonel LLC (“Bates Colonel”), a subsidiary of the 2016 Rice Trust, approximately 90 shallow wells in Washington County, Pennsylvania, for cash consideration of approximately $0.5 million, with an effective date of January 1, 2016. The 2016 Rice Trust beneficially holds more than five percent of the outstanding shares of our common stock. The Audit Committee of the Board reviewed and approved the transaction with Bates Colonel.

Registration Rights Agreement

In connection with the closing of our IPO, we entered into a registration rights agreement with Rice Holdings, Rice Partners, Daniel J. Rice III, NGP Holdings and an affiliate of Alpha, (collectively, the “Initial Holders”). Pursuant to the registration rights agreement, we have agreed to register the sale of shares of our common stock under certain circumstances.

Demand Rights

Subject to the limitations set forth below, any Initial Holder (or their permitted transferees) has the right to require us by written notice to prepare and file a registration statement registering the offer and sale of a number of their shares of common stock. Generally, we are required to provide notice of the request within five business days following the receipt of such demand request to all additional holders of our common stock, who may, in certain circumstances, participate in the registration. In no event shall more than one demand registration occur during any six-month period or within 180 days (with respect to our IPO) or 90 days (with respect to any public offering other than our IPO) after the effective date of a final annual report we file. Further, we currently are not obligated to effect:

•	after January 1, 2017, more than a total of one demand registration per calendar year at the request of Rice Holdings; and

•	more than one demand registration for Daniel J. Rice III.

We previously were obligated to effective demand registrations for NGP Holdings (one of which occurred in April 2016) and one demand registration for Alpha (which occurred in August 2014).

We are also not obligated to affect any demand registration in which the anticipated aggregate offering price included in such offering is less than $30 million. Once we are eligible to affect a registration on Form S-3, any such demand registration may be for a shelf registration statement. Any demand for an underwritten offering pursuant to an effective shelf registration statement shall constitute a demand request subject to the limitations set forth above. We will be required to maintain the effectiveness of any such registration statement until the earlier of 180 days (or two years if a “shelf registration” is requested) after the effective date and the consummation of the distribution by the participating holders.

Piggy-back Rights

If, at any time, we propose to register an offering of common stock (subject to certain exceptions) for our own account, then we must give at least five business days’ notice to all holders of the right addressed in the registration rights agreement to allow them to include a specified number of their shares in that registration statement.

Conditions and Limitations; Expenses

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective.

Investor Rights Agreement

In connection with the close of the Vantage Acquisition, we entered into an investor rights agreement with Rice Operating and the Vantage Sellers, pursuant to which the Vantage Sellers are entitled to certain registration rights relating to our common stock that are issuable upon redemption or exchange of REO Common Units.

Omnibus Agreement

On December 22, 2014, we entered into an Omnibus Agreement with RMP, Rice Midstream Management LLC, and Rice Midstream Holdings, pursuant to which we perform centralized corporate and general and administrative services for RMP, such as financial and administrative, information technology, legal, health, safety and environmental, human resources, procurement, engineering, business development, investor relations, insurance and tax. In exchange, RMP reimburses us for the expenses incurred in providing these services, except for any expenses associated with our long-term incentive programs. The initial term of the Omnibus Agreement ends December 22, 2024, and will thereafter automatically extend from year-to-year unless terminated by RMP or Rice Midstream Management.

Rice Family Employees

Ryan Rice, brother of the Messrs. Daniel J. Rice IV, Toby Z. Rice and Derek A. Rice (the CEO, COO and EVP of Exploration, respectively) and son of Daniel J. Rice III, is employed by Rice Energy as a Petroleum Engineer. During the fiscal year ended December 31, 2016, Rice Energy paid Ryan Rice aggregate compensation in the amount of $187,000, including the value of Rice Energy equity awards.

Aileen Rice, spouse of Toby Z. Rice, COO of Rice Energy, sister-in-law of the Messrs. Daniel J. Rice IV and Rice brothers (CEO and EVP of Exploration, respectively) and daughter-in-law of Daniel J. Rice III, is employed with Rice Energy as the Vice President of Land. During the fiscal year ended December 31, 2016, Rice Energy paid Aileen Rice aggregate compensation in the amount of $285,000, including the value of Rice Energy equity awards.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Company’s board of directors is currently composed of three non-employee directors and operates under a written charter adopted by the board of directors. The committee charter is available on the Company’s web site (www.riceenergy.com).

The Company’s management is responsible for the Company’s financial reporting processes, including the system of internal controls. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and for issuing an opinion on the conformity of those financial statements with United States generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit of the effectiveness of internal controls over financial reporting and expressing an opinion on internal control over financial reporting. The audit committee oversees the Company’s financial reporting processes on behalf of the board of directors.

In this context, the audit committee has met and held discussions with management, the Company’s internal auditors and the independent registered public accounting firm. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The audit committee has also discussed internal control over financial reporting with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees), including regarding the independent accountant’s communications with the audit committee concerning independence, the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Accounting Oversight Board and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the firm is independent, the audit committee considered, among other factors, whether any non-audit services provided by the firm were compatible with its independence.

The audit committee discussed with the Company’s independent registered public accounting firm and the Company’s internal auditors the overall scope and plans for their respective audits. The audit committee meets with the independent registered public accounting firm at least quarterly, with and without management present, to discuss the results of their audit, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. The audit committee approved, and the board of directors ratified, the selection of the Company’s independent registered public accounting firm.

James W. Christmas, Chairman
Robert F. Vagt
John McCartney

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed for professional audit services rendered by Ernst & Young LLP (“E&Y”) for the audit of Rice Energy’s annual financial statements for the years ended December 31, 2016 and December 31, 2015, and fees for other services rendered by E&Y during those periods.

Fees of Independent Registered Public Accounting Firm

For work performed in regard to fiscal years 2016 and 2015, Rice Energy paid E&Y the following fees for services, as categorized:

	Fiscal 2016(3)	Fiscal 2015(3)
	(In thousands)	(In thousands)
Audit fees(1)	$2,634	$1,694
Audit-related fees	$—	$—
Tax fees(2)	$17	$20
All other fees	$—	$—
Total	$2,651	$1,714

(1)	For fiscal years 2016 and 2015, includes E&Y fees for professional services provided in connection with the (i) audit of financial statements, (ii) review of quarterly consolidated financial statements and (iii) review of filings with the SEC, including review of registration statements, comfort letters and consents of Rice Energy and Rice Operating.

(2)	Tax fees primarily represent advice related to state tax planning.
(3)	The amounts and types of fees paid by RMP to E&Y for its fiscal years 2016 and 2015 are set forth and described in its Annual Reports on Form 10-K for such years filed on March 1, 2017 and February 25, 2016, respectively.

Policy for Approval of Audit and Permitted Non-Audit Services

Before the independent registered public accounting firm is engaged by the Company or its subsidiaries to render audit or non-audit services, the audit committee must pre-approve the engagement. Audit committee pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the audit committee. The chairman of the audit committee has the authority to grant pre-approvals, provided such approvals are within the pre-approval policy and presented to the audit committee at a subsequent meeting. In 2016 and 2015, all of E&Y’s professional fees were pre-approved in accordance with the Company’s pre-approval policies then in place.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The third proposal item to be voted on is to ratify the appointment of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

The audit committee approved, and the board of directors has ratified, that E&Y act as Rice Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2017. The board of directors has directed that such appointment be submitted to Rice Energy’s stockholders for further ratification at the Annual Meeting.

Stockholder ratification of the appointment of E&Y as Rice Energy’s independent registered public accounting firm is not required. The board of directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether to retain E&Y.

Representatives of E&Y are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

YOUR VOTE IS VERY IMPORTANT. WE URGE YOU TO VOTE IN ANY ONE OF THE FOLLOWING THREE WAYS:

•	VIA THE INTERNET

•	USE THE TOLL-FREE TELEPHONE NUMBER

•	MARK, SIGN, DATE AND PROMPTLY RETURN A PROXY CARD BY MAIL

Any proxy may be revoked at any time before your shares are voted at the Annual Meeting.

By Order of the Board of Directors

William E. Jordan
Senior Vice President, General Counsel and Corporate Secretary

April 17, 2017

Canonsburg, Pennsylvania

RICE ENERGY INC.

2017 Annual Meeting of Stockholders

Wednesday, May 31, 2017, 10:00 AM EDT

This proxy is solicited by the board of directors of Rice Energy Inc.

The stockholder(s) hereby appoint(s) Daniel J. Rice IV and William E. Jordan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, or as otherwise properly presented, all of the shares of common stock of RICE ENERGY INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT, on May 31, 2017, at The Hilton Garden Inn, 1000 Corporate Drive, Canonsburg, PA 15317, and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED BY THE PROXIES AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED (i) “FOR” ELECTION OF ALL CLASS III DIRECTOR NOMINEES (PROPOSAL 1); (ii) “FOR” ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION (PROPOSAL 2); AND (iii) “FOR” RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 3); AND IN ACCORDANCE WITH THE PROXIES’ BEST JUDGMENT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

continued and to be signed on reverse

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

Driving Directions:

From Pittsburgh International Airport-

Take Airport Parkway - Merge onto 1-376 East for 10.3 miles. Merge onto 1-79 South via Exit 64A Washington. Travel for approximately 13 miles. Take exit 48 (Southpointe/Hendersonville). Turn right off the exit, then right onto Corporate Drive. The Hilton Garden Inn is on the right.

From 1-79 southbound-

Take exit 48 (Southpointe/Hendersonville). Turn right off the exit, then right onto Corporate Drive. The Hilton Garden Inn is on the right.

From 1-79 northbound-

Take exit 48 (Southpointe/Hendersonville). Turn left off the exit. At Corporate Drive turn right. The Hilton Garden Inn is on the right.

From 1-70 east/west -

Follow signs for 1-79 north. Take exit 48 (Southpointe/Hendersonville). Turn left off the exit. At Corporate Drive turn right. The Hilton Garden Inn is on the right.

Important Notice Regarding the Availability of

Proxy Materials for the 2017 Annual Meeting

The Notice and Proxy Statement and Form 10-K are available at:

http://viewproxy.com/RiceEnergy/2017

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS ☒

The Board of Directors recommends a vote FOR the following:

		FOR	WITHHOLD	FOR ALL
1.	The election of two (2) Class III directors nominated by our Board of Directors to serve until the Company’s 2020 annual meeting of stockholders;	ALL ☐	ALL ☐	EXCEPT ☐
Nominees: 01) Daniel J. Rice III 02) John McCartney

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)

For address changes, please check this box and write them on the back where indicated.  ☐

The Board of Directors recommends a vote FOR the following proposals:

		FOR	AGAINST	ABSTAIN
2.	Advisory approval of the Company’s executive compensation;	☐	☐	☐

3.	Ratification of Ernst & Young LLP as Rice	☐	☐	☐
Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2017.
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

I plan to attend the meeting.  ☐

Please sign your name(s) exactly as it appear(s) hereon. When signing as attorney, executor, administrator, trustee(s), guardian, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date:

Signature

Signature (if held jointly)

CONTROL NUMBER

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

Electronic Delivery of Future Materials

If you would like to reduce the costs incurred by Rice Energy Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

2200 Rice Drive Canonsburg, PA 15317

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy by Internet: Go

to www.AALvote.com/RICE

Have your proxy card available

when you access the above

website. Follow the prompts to vote your shares up until 11:59 pm Eastern Time on

May 30, 2017.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy up until 11:59 pm Eastern Time on May 30, 2017. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign and date your proxy card, then detach it and return it in the postage-paid envelope provided.